Loan Agreement by and between STURM, RUGER & COMPANY, INC. and as the “Borrower” and REGIONS BANK as the “Lender” January 7, 2022

TABLE OF CONTENTS

Page

1. DEFINITIONS AND RELATED TERMS	5
1.1 Defined Terms	5
1.2 Financial and Accounting Terms	19
1.3 Rules of Construction	20
2. THE CREDIT FACILITY	21
2.1 The Commitments	21
2.2 The Notes	21
2.3 Interest	22
2.4 Requesting New Revolving Loans	24
2.5 Requests for Revolving Loans	25
2.6 Excess Working Capital Obligations	25
2.7 Repayment of Loans	26
2.8 Letters of Credit	27
2.9 Fees	28
2.10 Statement of Account	29
2.11 Termination of Commitments	29
2.12 Reduction of Commitments	29
2.13 Increase of Commitments	30
2.14 USA PATRIOT Act Notice	31
3. CONDITIONS PRECEDENT TO EXTENSIONS OF CREDIT	31
3.1 Conditions Precedent to Initial Loans	31
3.2 Conditions Precedent to Each Loan and Letter of Credit	33
4. REPRESENTATIONS AND WARRANTIES	34
4.1 Valid Existence and Power	34
4.2 Authority	34
4.3 Financial Condition	35
4.4 Investment Company Act	36
4.5 Insider	36
4.6 Sanctioned Persons; Sanctioned Countries	36

4.7 Anti-Corruption Laws	36
4.8 Compliance with Laws Generally	36
5. AFFIRMATIVE COVENANTS	36
5.1 Use of Loan Proceeds	37
5.2 Certain Notices	37
5.3 Financial Information	38
6. NEGATIVE COVENANTS	39
6.1 Liens	39
6.2 Restricted Payments	40
6.3 Change in Business	40
6.4 No Change in Name or Jurisdiction	40
6.5 Use of Proceeds	40
6.6 Subsidiaries	41
6.7 Fundamental Changes	41
6.8 Dispositions of Assets	42
6.9 Change of Fiscal Year or Accounting Methods	42
7. FINANCIAL COVENANTS	42
7.1 Financial Covenants	42
8. DEFAULT	42
8.1 Events of Default	42
8.2 Remedies	45
8.3 Receiver	45
8.4 Set Off	46
9. MISCELLANEOUS	46
9.1 No Waiver, Remedies Cumulative	46
9.2 Survival of Representations	46
9.3 Indemnity By Borrowers; Expenses	46
9.4 Notices	48
9.5 Governing Law	48
9.6 Successors and Assigns	48
9.7 Counterparts; Electronic Signatures; Seals	49

9.8 No Usury	49
9.9 Powers	50
9.10 Approvals; Amendments	50
9.11 Participations and Assignments	50
9.12 Waiver of Certain Defenses	51
9.13 Additional Provisions	51
9.14 Integration; Final Agreement	51
9.15 LIMITATION ON LIABILITY; WAIVER OF PUNITIVE DAMAGES	52
9.16 WAIVER OF JURY TRIAL	52
9.17 Submission to Jurisdiction; Venue.	53
9.18 Credit Inquiries	53
9.19 Information	53
9.20 No Tax Advice	54
9.21 No Advisory or Fiduciary Responsibility	54
9.22 Revival and Reinstatement of Obligations	54
9.23 Injunctive Relief	55

EXHIBITS AND SCHEDULES

EXHIBITS:

Exhibit 2.2(a)	–	Form of Revolving Note
Exhibit 2.5(a)	–	Form of Notice of Borrowing
Exhibit 4.1(a)(v)	–	Form of Secretary’s Certificate
Exhibit 4.1(a)(vi)	–	Form of Authorization Agreement
Exhibit 4.1(a)(ix)	–	Form of Closing Certificate
Exhibit 6.6(d)	–	Form of Compliance Certificate

SCHEDULES:

Schedule 4.3	–	Financial Condition
Schedule 4.4	–	Pending Litigation; Commercial Tort Claims
Schedule 6.1	–	Existing Liens

LOAN AGREEMENT

THIS LOAN AGREEMENT (the “Agreement”), dated as of January 7, 2022, is made by and between: STURM, RUGER & COMPANY, INC., a Delaware corporation (“Sturm”), and together with any other Persons who become a “Borrower” hereunder pursuant to the operation of Section 7.14 or otherwise, hereinafter sometimes collectively called “Borrowers” and individually called a “Borrower”) and (ii) REGIONS BANK, an Alabama bank (“Lender”).

W I T N E S S E T H :

In consideration of the mutual covenants herein contained, to induce Lender to extend credit and make other financial accommodations available to Borrowers pursuant hereto, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, each of the parties hereto, intending to be legally bound, covenants and agrees as follows:

1.                  DEFINITIONS AND RELATED TERMS.

1.1              Defined Terms. Capitalized terms that are not otherwise defined herein or in any other Loan Document shall have the meanings set forth in this Section 1.1. Certain terms Certain terms related to Financial Covenants are defined in Section 8 below.

“Acquisition” means any acquisition by a Borrower or any Subsidiary (whether by purchase, exchange, issuance of stock, or other equity or debt securities, merger, Division, reorganization, amalgamation, or any other method and whether by a single transaction or a series of related or unrelated transactions) of (a) any Voting Equity Interests issued by any other Person, (b) all or substantially all of the assets of any other Person; or (c) all or any substantial part of any division, line of business or other operating unit of the business of any other Person.

“Affiliate” means, with respect to any Person, (a) any other Person directly or indirectly owning five percent (5%) or more of the Voting Equity Interests of such Person or of which such Person owns five percent (5%) or more of such Voting Equity Interests and (b) any other Person Controlling, Controlled by, or under common Control with, such Person.

“Agreement” has the meaning given to such term in the preamble to this Agreement.

“Anti-Corruption Laws” means any laws relating to bribery or corruption, including the Foreign Corrupt Practices Act, 15 U.S.C. Sections 78dd-1 et seq.

“Applicable Law” means all laws, rules, regulations, and governmental guidelines applicable to the Person, conduct, transaction, agreement, or matter in question, including all applicable statutory law, common law, and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders, and decrees of all Governmental Entities.

“Applicable Margin” means as to Revolving Loans, one and one-half percent (1.5%) per annum; provided, however, that if the Loans are required to be made as, or be converted to, Base

Rate Loans because of the operation of Section 2.3(g), then, the Applicable Margin shall mean as to any Revolving Loans so made or converted, one-half percent (0.50%) per annum.

“Applicable Tax Percentage” means the highest effective marginal combined rate of Federal, state, and local income taxes (taking into account the deductibility of state and local taxes for Federal income tax purposes) to which the Person holding the greatest number of shares of each Borrower’s Voting Equity Interests would be subject in the relevant year of determination, taking into account only such Person’s share of income and deductions attributable to its equity ownership interest in such Borrower.

“Applicable Threshold” means Five Million Dollars ($5,000,000), or such greater or lesser sum.

“Asset Disposition” means, with respect to any Person, a sale, issuance, assignment, lease, license, Consignment, transfer, hypothecation, abandonment, or other disposition of such Person's Property, including a disposition of Property in connection with a merger, Division, consolidation, sale-leaseback transaction, synthetic lease, securitization or similar arrangement, and the sale of any Equity Interests in any Subsidiary (or otherwise).

“Bank Products” means all bank, banking, financial, and other similar or related products and services, including, without limitation, (a) merchant card services, credit cards or stored value cards, and purchasing cards; (b) cash management or related services, including, without limitation, the automated clearing house (“ACH”) transfers of funds and any other ACH services, remote deposit capture services, account reconciliation services, lockbox services, depository and checking services, fraud protection services, Deposit Accounts, Securities Accounts, controlled disbursement services, and wire transfer services; (c) bankers’ acceptances, drafts, letters of credit in addition to the Letters of Credit (and the issuance, amendment, renewal, or extension thereof), documentary services and foreign currency exchange services; (d) Swap Agreements; (e) supply chain finance arrangements; (f) insurance; and (g) leases.

“Bankruptcy Code” means Title 11 of the United States Code, entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/16th of 1%) equal to the greatest of (a) the Federal Funds Rate in effect on such day plus one-half of one percent (½ of 1%) per annum, or (b) the Prime Rate in effect on such day. If for any reason Lender shall have determined (which determination shall be conclusive absent manifest error) that it is unable, after due inquiry, to ascertain the Federal Funds Rate for any reason, including the inability or failure of Lender to obtain sufficient quotations in accordance with the terms hereof, the Base Rate shall be determined without regard to clause (a) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Federal Funds Rate or the Prime Rate shall be effective on the effective date of such change therein, respectively, and without necessity of notice to any Person. Notwithstanding anything contained herein to the contrary, if the Base Rate, as so determined, is ever less than zero percent (0%) per annum, then, the Base Rate shall be deemed to be zero percent (0%) per annum.

“Base Rate Loan” means a Loan, or portion thereof, during any period in which it bears interest at a rate based on the Base Rate. No Loan shall be a Base Rate Loan unless required to be made or continued as such pursuant to Section 2.3(g).

“Book Net Worth” means, as of the last day of any Fiscal Quarter, the following amount calculated for the Consolidated Companies: (a) the sum of (i) common and preferred stock, (ii) capital in excess of stated value (paid in capital) and (iii) retained earnings minus (b) treasury stock.

“Borrower” and “Borrowers” each has the meaning given to such term in the preamble to this Agreement.

“Borrower Representative” means Sturm.

“BSBY Business Day” means any day that is not (i) a Saturday, (ii) a Sunday, or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“BSBY Index Rate” means, for any BSBY Loan and at any time of determination, a per annum rate equal to the BSBY Rate at such time. The BSBY Index Rate shall be determined daily by Lender on each BSBY Business Day and shall be increased or decreased, as applicable, automatically and without notice to any Person on the date of each such determination. Each calculation by Lender of the BSBY Index Rate shall be conclusive and binding for all purposes, absent manifest error.

“BSBY Loan” means a Loan, or portion thereof, during any period in which it bears interest at a rate based on the BSBY Index Rate.

“BSBY Rate” means to that rate of interest per annum which equals the BSBY Screen Rate (as defined below) two (2) BSBY Business Days (or such lesser or greater number of “look back” days as Lender, in its discretion, may elect to use at any time or from time to time) preceding the determination date provided that if such rate is not published on such determination date, then, “BSBY Rate” means the BSBY Screen Rate on the first BSBY Business Day immediately prior thereto on which such rate is published. In any event, the BSBY Rate, as so determined, will not be less than [zero percent (0%)] per annum.

“BSBY Rate Conforming Changes” means, with respect to the use or administration by Lender of, or any conventions associated with, the BSBY Index Rate or any implementation of a Replacement Index, any technical, administrative or operational changes (including changes to the definition of “BSBY Index Rate”, the definition of the “BSBY Rate,” the definition of “BSBY Screen Rate”, the definition of “BSBY Business Day,” the timing and frequency of determining rates and making payments of interest, the timing of borrowing requests or prepayment, conversion or continuation notices, the length of any “lookback” periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that Lender decides in its discretion may be appropriate to reflect the adoption and implementation of such applicable rate and to permit the administration thereof by Lender in a manner substantially consistent with market practice; or, if Lender decides that adoption of any portion of such market practice is not administratively feasible or if Lender determines that no market practice for the administration of such applicable rate exists, in such other manner of administration as Lender decides is necessary in connection with the administration of this Agreement and any other Loan Document.

“BSBY Screen Rate” means the U.S. Dollar wholesale funding rate known as the Bloomberg Short-Term Bank Yield Index – 1 Month, administered by Bloomberg Index Services Limited (or any successor administrator) and published on the applicable Bloomberg screen page (or by such successor administrator or such other commercially available source providing such quotations as may be designated by the Lender in its discretion from time to time).

“Business Day” means (a) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

“Capital Expenditures” means, for any period, the aggregate cost of all capital assets acquired by Borrowers and their respective Subsidiaries during such period (including gross leases to be capitalized under GAAP and leasehold improvements), as determined in accordance with GAAP.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

“Change in Control” means any Person or “group” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) who is not an owner on the date of this Agreement is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 30% of the voting power of all classes of owners of Borrower.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Closing Date” means the date on which all of the conditions precedent in Section 4.1 and Section 4.2 of this Agreement are satisfied (or waived by Lender in accordance with the terms of this Agreement) and the initial Loan is made or initial Letter of Credit is issued under or pursuant to this Agreement. Unless otherwise determined or approved by Lender, the “Closing Date” shall be the “as of’ date of this Agreement, as first specified hereinabove.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercial Tort Claim” means a claim arising in tort with respect to which: (a) the claimant is an organization or (b) the claimant is an individual and the claim (i) arose in the course of the claimant’s business or profession and (ii) does not include damages arising out of personal injury to or the death of an individual.

“Commitments” means the Revolving Loan Commitment, initially, together with any other commitments to extend credit or other financial accommodations that Lender hereafter may make in writing to Borrowers, or a Borrower, hereunder or pursuant hereto.

“Commodity Exchange Act” means the Commodity Exchange Act, 7 USC Section 1 et seq.

“Compliance Certificate” means a certificate in the form of Exhibit 6.6 (d), attached hereto and made a part hereof, executed by a Senior Officer of Borrower Representative, certifying to Lender (among other matters, as applicable) that as of the date thereof: (i) the absence of any Default or Event of Default, or, if a Default or Event of Default then exists, the nature and duration thereof and Borrowers’ intentions with respect thereto and (ii) compliance by Borrowers with the Financial Covenants as of and through the then most recently reported fiscal period of Borrowers then being tested (including therein a spreadsheet showing Borrowers’ calculations of all such Financial Covenants, which must be in such detail as requested by Lender from time to time).

“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) on a consolidated basis in accordance with the applicable principles of consolidation under GAAP consistently applied. The term “Consolidating” when used in such regard shall have a correlative meaning.

“Consolidated Companies” means Borrowers and their respective Subsidiaries, if any, on a Consolidated basis.

“Control” (and any correlative terms, including “common control,” “controlling” and “controlled by”) means the power to control, or have a controlling influence over, the management or policies of a Person or any property, whether by ownership, the ownership or control of Voting Equity Interests, by contract or otherwise.

“Credit Facility” means the Loans, Letters of Credit and other financial accommodations made available to or on behalf of Borrowers pursuant hereto.

“Credit Party” means each Borrower, each Guarantor and each other Person that at any time becomes obligated to Lender under any Loan Document.

“Debt” means all liabilities of a Person as determined under GAAP and all obligations that such Person has guaranteed or endorsed or is otherwise secondarily or jointly liable for, and shall include, without limitation, (a) all obligations for borrowed money or purchased assets; (b) obligations secured by assets whether or not any personal liability exists; (c) any Capitalized Lease Obligations; (d) the unfunded portion of pension or benefit plans or other similar liabilities; (e) obligations as a general partner; (f) contingent obligations pursuant to guaranties, endorsements, bonds, letters of credit and other secondary liabilities; (g) obligations for deposits; and (h) obligations under Swap Agreements.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar laws providing debtor relief or otherwise affecting the enforcement of creditors’ rights generally, of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or circumstance that, upon satisfaction of any requirement for the giving of notice or the lapse of time, or both, would constitute an Event of Default.

“Default Rate” means, as of any date, a rate per annum that is equal to (a) in the case of each Loan outstanding on such date, two percent (2%) in excess of the rate otherwise applicable to such Loan on such date; (b) in the case of fees payable with respect to Letters of Credit, two percent (2%) in excess of the fees otherwise applicable to Letters of Credit; and (c) in the case of any other Obligations outstanding on such date, two percent (2%) in excess of the rate otherwise applicable thereto on such date, or if no such rate is applicable thereto, a rate per annum equal to the Base Rate plus two percent (2%); provided, however, that, notwithstanding the foregoing, Obligations arising under any Swap Agreement between Borrowers, or any Borrower, and Lender or any of its Affiliates shall bear interest after default therein at the rates and on the terms set forth in such Swap Agreement, unless otherwise expressly provided therein.

“Deposit Account” means any checking or other demand deposit account maintained by the Credit Parties, including any “Deposit Accounts” within the meaning given to such term in Article 9 of the UCC.

“Division,” in reference to any Person that is an Entity, means the division of such Person into two (2) or more separate such Persons, with the dividing Person either continuing or terminating its existence as part of such division, including as contemplated under Section 18-217 of the Delaware Limited Liability Company Act for limited liability companies formed under Delaware law, or any analogous action taken pursuant to any other Applicable Law with respect to any other Entity. The word “Divide,” when capitalized, shall have a correlative meaning.

“Dollars” means United States Dollars.

“Entity” means any Person that is not a natural Person.

“Equity Interest” means, with respect to any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interest in (however designated) equity of such Person, including, without limitation, any common stock, preferred stock, limited or general partnership interests, and limited liability company membership interests, whether voting or non-voting.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under “common control” with any Credit Party or any of its Subsidiaries within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Credit Party any of its Subsidiaries or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA or the termination of any such Pension Plan resulting in liability pursuant to Sections 4063 or 4064 of ERISA; (c) a complete or partial withdrawal by any Credit Party any of its Subsidiaries or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization or insolvency within the meaning of Title IV of ERISA or that it intends to terminate or has terminated under Sections 4041A or 4042 of ERISA; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan; (e) an event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Credit Party, any of its Subsidiaries, or any ERISA Affiliate; (g) with respect to a Pension Plan, the failure of any Credit Party or any ERISA Affiliate to satisfy the minimum funding standards of Sections 412 and 430 of the Code and Sections 302 and 303 of ERISA, whether or not waived, or the failure to make by its due date a required installment under Section 430(j) of the Code or Section 303(j) of ERISA or the failure by any Credit Party or any ERISA Affiliate to make any required contribution to a Multiemployer Plan; (h) the imposition of a Lien pursuant to Section 401(a)(29) or 430(k) of the Code or pursuant to Section 303(k) of ERISA or a violation of Section 436 of the Code with respect to any Pension Plan; (i) a Pension Plan is, or to the knowledge of a Credit Party or an ERISA Affiliate, is expected to be, in "at-risk" status within the meaning of Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA; or (j) a Multiemployer Plan, to the knowledge of a Credit Party or an ERISA Affiliate (i) is in "endangered status" (under Section 432(b)(1) of the Code or Section 305(b)(1) of ERISA or (ii) is in "critical status" (under Section 432(b)(2) of the Code or Section 305(b)(2) of ERISA).

“Event of Default” has the meaning given such term in Section 9.1.

“Excluded Swap Obligation” means, with respect to any Credit Party, any Swap Obligation if, and to the extent that, all or a portion of any Guaranty of such Credit Party of, or the grant under a Loan Document by such Credit Party of a Lien to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act (or the application or official interpretation thereof) by virtue of such Credit Party's failure for any reason to constitute an “contract participant” as defined in the Commodity Exchange Act (determined after giving eligible effect to the “keepwell” in Section 10.12 hereof and any and all guaranties of such Credit Party's Swap Obligations by other Credit Parties) at the time the Guaranty of such Credit Party, or grant by such Credit Party of a Lien, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one Swap Agreement, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Agreements for which such Guaranty or Lien becomes illegal.

“Federal Funds Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher one one-sixteenth of one percent (1/16th of 1%)) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Regions Bank on such day on such transactions as determined by Lender. Notwithstanding anything contained herein to the contrary, if the Federal Funds Rate, as so determined, is ever less than zero percent (0%) per annum, then, the Federal Funds Rate shall be deemed to be zero percent (0%) per annum. Each calculation by Lender of the Federal Funds Rate shall be conclusive and binding for all purposes, absent manifest error.

“Financial Covenants” means the financial covenants set forth in Section 8.2 plus such other financial covenants as may be set forth elsewhere herein or in any other Loan Document and designated as such by Lender.

“Fiscal Month,” “Fiscal Quarter,” and “Fiscal Year” means each of Borrowers’ fiscal months, fiscal quarters, or fiscal years, as applicable, as in effect on the Closing Date.

“Funded Debt” has the meaning given such term in Section 8.1.

“Funding Account” means any Deposit Account maintained by a Borrower, or multiple Borrowers, collectively, with Lender for the purpose of depositing the proceeds of Loans.

“GAAP” means generally accepted accounting principles as in effect in the United States from time to time.

“Governing Board” means (i) in the case of a corporation, its board of directors, (ii) in the case of a limited liability company, its members or managers, as applicable; and (iii) in the case of a partnership (including any limited partnership), its partners or, as applicable, its general partner.

“Governing Documents” means (i) in the case of a corporation, its articles (or certificate) of incorporation and its bylaws, (ii) in the case of a limited liability company, its articles (or certificate) of organization and its bylaws or operating agreement; and (iii) in the case of a partnership (including any limited partnership), its partnership agreement.

“Governmental Entity” means any (a) court (whether in law or at equity or trial or appellate), tribunal, or arbitrator or arbitration proceeding and (b) any local, city, state, Federal, municipal or quasi-municipal, foreign, or international government or any subdivision, agency, authority, commission, bureau, branch, regulatory body, or other body thereof.

“Guarantor” means any Person now or hereafter guaranteeing, endorsing, acting as surety of, or otherwise becoming liable for any Obligations pursuant to any Guaranty. As of the Closing Date, there is no Guarantor, except that each Borrower guarantees the Obligations of each other Borrower pursuant to Section 10.12(d).

“Guaranty” means any writing (including, as applicable, this Agreement) evidencing the guaranty, endorsement, suretyship or other liability of a Guarantor for all or any of the Obligations now or hereafter executed and delivered by any Guarantor to Lender, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Intellectual Property” means all intellectual property and similar property, or interests in property, of a Person including (a) all inventions, designs, patents, patent applications, copyrights, trademarks, trademark applications, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software, and databases and other similar intangible rights, whether statutory or common law, whether registered or unregistered, and whether established or registered in the United States or any other country or any political subdivision thereof; (b) all embodiments or fixations thereof and all related documentation, applications, registrations, and franchises; (c) all licenses or other rights to use any of the foregoing; and (d) all books and records relating to the foregoing, together with (but not exclusive of) all (i) registrations and applications for the foregoing, (ii) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including, without limitation, damages, claims and payments for past, present or future infringements or other violations thereof, (iii) rights to sue for past, present and future infringements and other violations thereof, and (iv) rights corresponding thereto throughout the world.

“Jurisdiction” means the State of New York.

“LC Documents” has the meaning given to such term in Section 2.9 (a).

“LC Obligations” means, at any time of determination, the aggregate undrawn and unreimbursed amounts under all Letters of Credit.

“LC Sublimit” means Ten Million Dollars ($10,000,000), or such greater or lesser amount as Lender may approve or impose from time to time.

“Lender” has the meaning given to such term in the preamble to this Agreement.

“Letter of Credit” means a letter of credit issued by Lender for the account of a Borrower or Borrowers, collectively, as provided in Section 2.1(a) and Section 2.9(a).

“Lien” means any lien (statutory or otherwise), mortgage, deed of trust, deed to secure debt, pledge, hypothecation, security interest, trust arrangement, security deed, financing lease, collateral assignment, encumbrance, Consignment, conditional sale, title retention agreement, bonding or other surety obligation, or any other interest in property designed to secure the repayment or performance of any obligation, whether arising by agreement or under any statute or law or otherwise. Without limitation of the foregoing, in the case of Real Property, or interests therein, the term “Lien” also extends to and includes exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting such property.

“Loan Documents” means this Agreement and each other now existing or hereafter arising document, agreement, or instrument evidencing, describing, guaranteeing, or securing the Obligations or delivered in connection with this Agreement (including any agreement made in respect of Bank Products, but excluding any Swap Agreement between a Borrower or Borrowers collectively and Lender or any of its Affiliates, except as otherwise expressly may be set forth therein), including, without limitation, each Note, Guaranty, Notice of Borrowing, and LC Documents, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Loans” means the Revolving Loans and any other loans or extensions of credit that Lender hereafter may make to Borrowers, or a Borrower, hereunder or pursuant hereto.

“Material Adverse Effect” means any (a) material adverse effect upon the validity, performance, or enforceability of any of the Loan Documents or any of the transactions contemplated hereby or thereby; (b) material adverse effect upon the properties, operations, business, prospects, or condition (financial or otherwise) of any Credit Party; or (c) material adverse effect upon the ability of any Credit Party to fulfill any obligation under any of the Loan Documents.

“Material Agreement” means an agreement to which any Credit Party is a party (other than the Loan Documents) that either (i) constitutes one of its Governing Documents; (ii) evidences or pertains to (A) any Funded Debt, (B) Capital Leases, (C) operating leases with aggregate annual rentals exceeding the Applicable Threshold, (D) the sale or purchase of any goods or services, or any Real Property, by or to a Borrower, or Borrowers collectively, for a sale or purchase price in excess of the Applicable Threshold, or (E) any franchise or license that is material to the operation of a Borrower’s (or Borrowers’) business, (F) the employment of any executive officer of a Borrower, or Borrowers collectively, (G) an Acquisition, including in respect of any earn out payment; (iii) is a non-compete agreement, (iv) is with an Affiliate, or (v) separate and apart from any agreement specified in clauses (i) through (v) above, any other agreement the breach, termination, cancellation or nonperformance of which, or the failure to renew which, could reasonably be expected to have a Material Adverse Effect.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Credit Party, any of its Subsidiaries, or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Note” means each of the Revolving Note and any other promissory note issued by Borrowers, or any of them, now or hereafter evidencing any Obligations, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Notice of Borrowing” means each written request for a Revolving Loan substantially in the form of Exhibit 2.5(a), attached hereto and made a part hereof.

“Obligations” means all Debts, liabilities, obligations and covenants now or hereafter from time to time owed to Lender or any Affiliate of Lender by Borrowers, or any of them, or any Subsidiary, any Guarantor or other Credit Party, whether related or unrelated to the Loans, this Agreement, or the Loan Documents, including, without limitation or duplication, (a) the Loans; (b) the LC Obligations; (c) all fees, charges, interest, commissions, expenses, obligations, and liabilities arising from, related to, or on account of any Bank Products issued to, accepted for or on behalf of, used by, or provided to or on behalf of Borrowers, or any of them, or any Subsidiary, any Guarantor or other Credit Party by Lender or any Affiliate of Lender, including, without limitation, (i) all existing and future obligations under any Letters of Credit and (ii) all existing and future obligations under any Swap Agreements between Borrowers, or any of them, or any Subsidiary, any Guarantor or other Credit Party and Lender or any of its Affiliates whenever executed (including, without limitation, obligations under Swap Agreements entered into prior to any transfer or sale of Lender’s or such Affiliate’s interests hereunder if Lender or such Affiliate ceases to be a party hereto); and (d) all other amounts now owed or hereafter from time to time owed by Borrowers, or any of them, or any Subsidiary, any Guarantor or other Credit Party under the terms of this Agreement and the other Loan Documents, or arising out of the transactions described herein or therein, including, without limitation, principal, interest, commissions, fees (including, without limitation, attorneys’ fees), charges, costs, expenses, and all amounts due or from time to time becoming due under the indemnification and reimbursement provisions of this Agreement and the other Loan Documents (including, without limitation, Section 10.3), together, in each of the foregoing cases in this definition, with all interest accruing thereon, including any interest on pre-petition Debt accruing after bankruptcy (whether or not allowable in such bankruptcy), and whether any of the foregoing amounts are now due or from time to time hereafter become due, are direct or indirect, or are certain or contingent, and whether such amounts due are from time to time reduced or entirely extinguished and thereafter re-incurred. Notwithstanding the foregoing, however, the Obligations of a Credit Party shall exclude any Excluded Swap Obligations with respect to such Credit Party

“OFAC” means The Office of Foreign Assets Control of the United States Department of the Treasury, or any successor thereto.

“Ordinary Course” means the ordinary course of business of any Credit Party or Subsidiary, consistent (where applicable) with past practices and, in each case, undertaken in good faith.

“PBGC” means the United States Pension Benefit Guaranty Corporation.

“Pension Plan” means any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Credit Party, any of its Subsidiaries, or any ERISA Affiliate or to which any Credit Party, any of its Subsidiaries, or any ERISA Affiliate contributes or has an obligation to contribute or with respect to which any Credit Party, any of its Subsidiaries, or any ERISA Affiliate has any liability, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.

“Permitted Debt” has the meaning set forth in Section 7.1 hereof.

“Permitted Liens” has the meaning set forth in Section 7.2 hereof.

“Permitted Purposes,” in reference to the use(s) of the proceeds of the Loans and any Letters of Credit, purposes that are limited to working capital and other corporate or company purposes, but which, in any event, do not violate in any respect any of the terms or conditions set forth in regard thereto in Section 7.12.

“Person” means any natural person or Entity.

“Plan” means any employee benefit plan (as such term is defined in Section 3(3) of ERISA) established, maintained or contributed to by any Credit Party, any of its Subsidiaries, or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, an ERISA Affiliate.

“Prime Rate” means that rate announced by Lender from time to time as its prime rate and is one of several interest rate bases used by Lender. Lender lends at rates both above and below its prime rate, and Borrowers acknowledge that Lender’s prime rate is not represented or intended to be the lowest or most favorable rate of interest offered by Lender.

“Projections” means, for any period and as to such period, for the Consolidated Companies and, if requested by Lender, separately, for each Borrower and its Subsidiaries forecasted Consolidated and Consolidating (a) balance sheets, (b) profit and loss statements, (c) cash flow statements, and (d) Financial Covenant calculations, all prepared on a quarter to quarter basis (as requested) and on a basis consistent with such Persons’ historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

“Properly Contested” means, in the case of any Debt of any Credit Party (including any taxes) that is not paid when due or payable by reason of such Credit Party’s bona fide dispute over its liability in regard thereto or the amount thereof, (a) such Debt is being properly contested in Good Faith by appropriate proceedings promptly instituted and diligently conducted; (b) such Credit Party has established appropriate reserves in accordance with GAAP; (c) the non-payment of such Debt will not have a Material Adverse Effect and will not result in a forfeiture or sale of any of such Credit Party’s assets; (d) no Lien is imposed upon any of such Credit Party’s assets with respect to such Debt unless such Lien is a Permitted Lien and enforcement of such Lien is stayed pending the final resolution or disposition of such dispute; (e) if the Debt results from, or is determined by the entry, rendition, or issuance against such Credit Party or any of its assets of a judgment, writ, order, or decree, enforcement of such judgment, writ, order, or decree is stayed pending a timely appeal or other judicial review; and (f) if such contest is abandoned, settled, or determined adversely (in whole or in part) to such Credit Party, such Credit Party forthwith pays such Debt and all penalties, interest, and other amounts due in connection therewith. Only that portion of the Debt that is in dispute may be Properly Contested.

“Real Property” means any real property, or interests in real property, owned or operated under lease at any time by one or more Borrowers.

“Replacement Index” has the meaning given to such term in Section 2.3(h).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than any event for which the thirty (30) day notice period has been waived.

“Restricted Payment” means each of the following, individually, or, if more than one or all, then, collectively: (a) any dividend or other distribution, whether in cash or in property (other than additional such Equity Interests), direct or indirect, on account of any Equity Interests issued by a Borrower or any of its Subsidiaries, as the case may be, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests issued by a Borrower or any of its Subsidiaries now or hereafter outstanding by a Borrower or any of its Subsidiaries, as the case may be, except for any redemption, retirement, sinking funds or similar payment payable solely in such other shares or units of the same class of Equity Interests or any class of Equity Interests that are junior to that class of Equity Interests, or (c) any cash payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests issued by a Borrower or any of its Subsidiaries now or hereafter outstanding.

“Revolving Loan Commitment” means the commitment of Lender, subject to the terms and conditions herein, to make Revolving Loans and issue Letters of Credit in accordance with the provisions of Section 2.1(a) in an aggregate amount not to exceed Forty Million Dollars ($40,000,000) at any one time, subject, however, to (i) reduction in accordance with and subject to Section 2.13 and (ii) increase in accordance with, and subject to, Section 2.13.

“Revolving Loan” means a revolving loan made by Lender pursuant to Section 2.1(a).

“Revolving Note” has the meaning set forth in Section 2.2(a).

“Sanctioned Country” means (a) a country, territory or a government of a country or territory, (b) an agency of the government of a country or territory, or (c) an organization directly or indirectly owned or controlled by a country, territory or its government, that is subject to Sanctions.

“Sanctioned Person” means (a) a Person named on the list of “Specially Designated Nationals” or any other Sanctions related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, Her Majesty’s Treasury, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or Controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, (b) the United Nations Security Council, (c) the European Union, (d) any European Union member state, (e) Her Majesty’s Treasury of the United Kingdom or (f) any other relevant sanctions authority.

“Senior Officer” means, as to any Credit Party that is an Entity, the chairperson of the Governing Board, the chief executive officer (including president), chief operating officer, chief financial officer (including treasurer), chief legal officer (including general counsel), manager (with respect to any manager-managed limited liability company), general partner (with respect to any limited partnership) or secretary of such Credit Party, or, with respect to any such Credit Party that has none of such Persons acting on its behalf then the authorized representative(s) of such Credit Party as designated by its Governing Board.

“Shareholder” means, at any time, as to any Person that is an Entity, a Person that owns any Equity Interests issued by such Entity then outstanding at such time, including all “beneficial owners,” as that term is defined in the Beneficial Ownership Regulation. “Shareholders” means, collectively, all such Persons in relation to the referenced Entity at such time.

“Solvent” means, as to any Person, that such Person (a) owns property whose fair salable value is greater than the amount required to pay all of its liabilities (including contingent,

subordinated, un-matured, and unliquidated liabilities); (b) owns property whose present fair salable value is greater than the probable total liabilities (including contingent, subordinated, un-matured, and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. For purposes of this definition, “fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.

“Special Dividend” shall have the meaning given to such term in Section 7.3(iii).

“Subsidiary” means, as to any Person, (a) any other Person of which more than fifty percent (50%) of the Equity Interests issued by such other Person are directly or indirectly owned or Controlled by such Person or (b) any other Person of which such Person is a general partner. Any unqualified reference to “Subsidiary” when used herein or in any other Loan Document shall be deemed to be a reference to each Borrower’s or, collectively, Borrowers’ direct and indirect Subsidiaries (if any), unless the context requires otherwise.

“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, currency swap transactions, cross-currency rate swap transactions, currency options, cap transactions, floor transactions, collar transactions, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options or warrants to enter into any of the foregoing), whether or not any such transaction is governed by, or otherwise subject to, any master agreement or any netting agreement, and (b) any and all transactions or arrangements of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement (or similar documentation) published from time to time by the International Swaps and Derivatives Association, Inc., any “International Foreign Exchange Master Agreement”, or any other master agreement (any such agreement or documentation, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any such Master Agreement.

“Swap Obligation” means with respect to any Credit Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Tax Distributions” means, for so long as a Borrower either qualifies as an “S Corporation” within the meaning of Section 1361 of the Code or if not a corporation otherwise qualifies as a “pass-through” Entity for the payment of federal income taxes, cash distributions made by such

Borrower to its Shareholders (that, for purposes hereof, shall mean and include all owners of its Equity Interests) in an amount not to exceed, with respect to any period, an amount equal to (a) the product of (i) the taxable income of such Borrower for such period times (ii) the Applicable Tax Percentage, minus (b) to the extent not previously taken into account, any income tax benefit attributable to such Borrower that could be utilized by its Shareholders, in the current or any prior year, or portion thereof, from and after the Closing Date (including any tax losses or tax credits), computed at the Applicable Tax Percentage of the year that such benefit is taken into account for purposes of this computation; provided, however, that the computation of distributions under this definition shall also take into account (x) the deductibility of state and local taxes for federal income tax purposes and (y) any difference in the Applicable Tax Percentage resulting from the nature of the taxable income (such as capital gain as opposed to ordinary income).

“Term” means the period from and including the Closing Date to but not including the Termination Date.

“Termination Date” means the earliest to occur of (a) January 7, 2024; (b) the date on which Borrowers terminate this Agreement and the Commitments pursuant to Section 2.13; and (c) the date on which Lender terminates the Commitments pursuant to Section 9.2(a) hereof.

“UCC” means the Uniform Commercial Code (or any successor statute), as adopted and in force in the Jurisdiction.

“U.S.” or “United States” means, in each case, the United States of America.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Voting Equity Interest” means, with respect to any Person, those classes of Equity Interests issued by such Person (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the directors, managers (or persons performing similar functions) of such Person, whether or not the right so to vote exists by reason of the happening of a contingency.

“Working Capital Obligations” means the sum (without duplication) of (a) the aggregate principal amount of all Revolving Loans and (b) all LC Obligations.

1.2              Financial and Accounting Terms. Under this Agreement and any other affected Loan Documents (except as otherwise specified herein or therein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Borrowers delivered to Lender at or before the Closing Date and using the same inventory valuation method as used in such financial statements, except for any change required or permitted by GAAP if Borrowers’ certified public accountants concur in such change; provided, however, that, despite the adoption of any such change, Borrowers shall in addition to delivery of financial statements pursuant to subsections (b) and (c) to Section 6.6, and on each date that such financial statements are required to be delivered pursuant thereto, furnish the adjustments and reconciliations necessary to enable Borrowers and Lender to determine compliance with each of the Financial Covenants, all of which shall continue to be determined in accordance with GAAP but without giving effect to such change, and Section 8 hereof and any other Section of this Agreement or any other Loan Document that is affected thereby is amended in a manner satisfactory to Lender in its discretion to take into account the effects of the change. Notwithstanding the foregoing or any other provision contained herein or in any other Loan Document to the contrary, (i) all financial statements delivered hereunder shall be prepared, and all Financial Covenants shall be calculated, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof, and (ii) any obligations related to a lease (whether now or hereafter existing) that would be accounted for by Borrowers as an operating lease in accordance with GAAP as of the Closing Date (whether or not such lease exists as of the Closing Date or is thereafter entered into) shall be accounted for as an operating lease and not a Capital Lease for all purposes under this Agreement and the other Loan Documents. The term “unqualified opinion,” as used herein or in any Loan Document, in reference to any opinion given by accountants in a financial statement or report, means an opinion that (i) is unqualified, and (ii) does not include any explanation, supplemental comment or other comment calling into question the ability of the applicable Person to continue as a going concern or concerning the scope of the audit or report. Financial Covenants shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein or in any other Loan Document and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.3              Rules of Construction. As used in this Agreement or in any other Loan Document, the terms “herein”, “hereof,” and “hereunder” and other words of similar import shall refer to this Agreement or such Loan Document as a whole and not to any particular section, paragraph, or subdivision hereof or thereof. Any pronoun used herein or in any other Loan Document shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, whether made herein or in any other Loan Document, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.” The section titles, table of contents, and list of exhibits appear as a matter of convenience only and shall not affect the interpretation of this Agreement or any other Loan Document. All references herein and in any other Loan Document to (a) statutes and related regulations shall include all related rules and implementing regulations and any amendments of same and any successor statutes, rules, and regulations; (b) any agreement, instrument or other document (including any to this Agreement and any of the other Loan Documents) shall include any and all amendments, modifications and supplements thereto and any and all restatements, extensions, or renewals thereof to the extent such modifications, supplements, restatements, extensions, or renewals of any such documents, if not made to this Agreement or any of the other Loan Documents, are permitted by the terms hereof or thereof; (c) any Person (including any Borrower, any other Credit Party or Lender) shall mean and include the successors and permitted assigns of such Person; (d) “including” and “include” shall be understood to mean “including, without limitation,” regardless of whether the “without limitation” is included in some instances and not in others (and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit a general statement, that is followed by or referable to an enumeration of specific matters to matters similar to the matters specifically mentioned); (e) unless otherwise expressly provided herein or in any other Loan Document, such as by use of the word “permitted,” the “discretion” of Lender shall mean the sole and absolute discretion of Lender; (f) if there is more than one Borrower, the word

“Borrower” shall mean and refer to each and every Borrower, unless the context otherwise requires; and (g) if there is only one Borrower, all references to “Borrowers,”, “each Borrower,” “such Borrower” or the like shall mean and refer to that one Borrower. A Default or an Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing by Lender pursuant to this Agreement or, in the case of a Default, which is not then an Event of Default, is cured to Lender’s satisfaction within any period of cure expressly provided in this Agreement. An Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by Lender. Whenever the phrase “to Borrowers’ knowledge” or “to a Borrower’s knowledge” or words of similar import relating to the knowledge or the awareness of Borrowers or a Borrower are used in this Agreement or other Loan Documents, such phrases shall mean and refer to (i) the actual knowledge of the Senior Officer(s) of Borrower(s) or (ii) the knowledge that the Senior Officer(s) of Borrower(s) would have obtained if he (or she) had engaged in Good Faith and diligent performance of his (or her) duties. including a Good Faith attempt to ascertain the matter to which such phrase relates. Any Loan Document signed by a Senior Officer acting in such capacity or behalf of a Borrower, the Borrowers, the Borrower Representative or any other Credit Party shall be conclusively presumed to have been authorized by all necessary action on the part of such Borrower, Borrowers, Borrower Representative or Credit Party and such Senior Officer shall be conclusively presumed to have acted with authority on behalf of such party. Whenever the phrase “paid in full” or “fully and finally paid and performed” (or words of similar import relating to the Obligations) are used in this Agreement, including without limitation in Section 2.12, or in any other Loan Document, the phrase shall mean (a) the full and indefeasible payment in full of all Obligations, in immediately available funds, transmitted to a Deposit Account designated by Lender in its name, and (b) the release of all claims of Borrowers and the other Credit Parties against Lender and its Affiliates arising on or before the payment date. Unless otherwise expressly so provided, all references herein and in any other Loan Document to date and time of day shall mean and refer to the date and time of day in New York, New York.

2.               THE CREDIT FACILITY.

2.1              The Commitments.

(a)               Revolving Loan Commitment. Subject to the terms and conditions of this Agreement, Lender agrees to make Revolving Loans to Borrowers and issue Letters of Credit for Borrowers’ account from time to time during the Term. Without limitation of Section 2.6 and Section 4.2, and subject thereto, Lender shall have no obligation to make any Revolving Loan or issue any Letter of Credit if doing so would, after giving effect thereto, cause the Working Capital Obligations to exceed the Revolving Loan Commitment. Within the foregoing limit and subject to the terms and conditions of this Agreement, Borrowers may borrow, repay, and re-borrow the principal amount of the Revolving Loans at any time during the Term. Borrowers shall use the proceeds of the Revolving Loans only for Permitted Purposes..

2.2              The Notes.

(a)               Revolving Note. On the Closing Date, Borrowers shall execute and deliver to Lender a promissory note in the form of Exhibit 2.2 (a), attached hereto and made a part hereof in a principal amount equal to the Revolving Loan Commitment (as the same may be amended, restated, supplemented, or otherwise modified from time to time, the “Revolving Note”), which Revolving Note, together with Lender’s records, shall evidence Borrowers’ joint and several obligations in respect of the Revolving Loans and interest accruing thereon.

2.3              Interest.

(a)               Types of Loans. Unless otherwise required by the terms of Section 2.3(g), all Revolving Loans shall be BSBY Loans.

(b)               Agreement to Pay Interest. Subject only to Section 10.8, Borrowers agree to pay interest on all unpaid principal amounts of the Loans from the respective date each such Loan is made until such Loan is paid in full (whether at stated maturity, upon acceleration, or otherwise) at the rates of interest and at the times set forth in this Agreement and the other Loan Documents. Obligations, other than Loans outstanding, that become owing hereunder shall bear interest at the same rate as payable on Base Rate Loans until paid in full, and at the default Rate from after default in, or, as applicable, demand for, the payment thereof, unless and except as otherwise may be expressly provided therefor as to the payment of interest in the Loan Agreement or in any other Loan Document.

(c)               Interest Rate. Subject to Section 2.3(g) and, as applicable, Section 2.3(h), all BSBY Loans shall bear interest at a rate per annum equal to the BSB Index Rate plus the Applicable Margin. If any BSBY Loan is converted into a Base Rate Loan because of Section 2.3(g), then, such Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin. If any BSBY Loan is ever required to bear interest at a rate per annum equal to any Replacement Index (or, as applicable, Adjusted Replacement Index) plus the Applicable Margin because of the operation of Section 2.3(h), such BSBY Loan shall bear interest at a rate per annum equal to such Replacement Index (or, as applicable, Adjusted Replacement Index) plus the Applicable Margin.

(d)               360 Days. All interest on any Loan and on all other Obligations, together with any fees chargeable hereunder or under any other Loan Documents at a per annum rate, shall be calculated on the presumed basis of a year of 360 days, for the actual number of days elapsed.

(e)               Adjustment of Interest Rate. The rate of interest on any BSBY Loan shall be adjusted as provided in the definition of the BSBY Index Rate, shall be to further adjustment in accordance with Section 2.3(g) or, as applicable, Section 2.3(h). If any BSBY Loan is converted into a Base Rate Loan because of Section 2.3(g), the rate of interest on such Base Rate Loan shall be adjusted automatically and without notice on and as of the date of any change in the Base Rate as provided in the definition thereof.

(f)                Default Rate. At Lender’s option, during the existence of any Event of Default, the principal amount of all Obligations (other than Obligations arising under Swap Agreements between Borrower and Lender or any of its Affiliates, unless so provided therein) shall bear interest at the Default Rate. In any event, the Default Rate shall automatically and without notice to any Person apply from the time the Obligations have become due and payable under Section 9.2 (whether because of Lender’s exercising its right to accelerate the Obligations under Section 9.2 or because the Obligations have automatically become due and payable under Section 9.2) until the Obligations or any judgment thereon are paid in full.

(g)               Automatic Conversion to Base Rate. Any provision of this Agreement to the contrary notwithstanding, if Lender at any time or from time to time determines that (i) the BSBY Rate is unavailable, (ii) the BSBY Rate cannot be determined, (iii) the BSBY Rate does not adequately reflect the cost to Lender of making, funding, or maintaining any Loan, (iv) the use of the BSBY Rate has become impracticable or unreliable, (v) the BSBY Rate is no longer representative of the underlying market or economic reality, (vi) it is no longer lawful for Lender to lend at an interest rate based on the BSBY Rate, or (vii) an Event of Default exists and at any time during its continuation Lender shall so elect, then, in each case, unless and except to the extent otherwise provided in subsection (h) below, (A) all affected BSBY Loans shall automatically and without notice be converted into Base Rate Loans and (B) all obligations of Lender to make BSBY Loans shall cease until such time as Lender shall have determined that it is able to determine the BSBY Rate or that such illegality or other condition described above shall have been reversed, or that such Event of Default shall have been waived, as applicable.

(h)               Replacement Index. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, but without limiting subsection (g) above, if Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), that any of the circumstances described in clauses (i), (ii), (iii), (iv), (v) or (vi) of subsection (g) above have arisen, and that such circumstances are unlikely to be temporary, Lender may elect, in lieu of exercising its rights under subsection (g) above, to designate in place of BSBY Index Rate a substitute interest rate index applicable to all BSBY Loans then and thereafter outstanding (the “Replacement Index”). If Lender so designates a Replacement Index, Lender may also determine at such time or at any time or from time to time thereafter that an index adjustment is necessary to produce a comparable interest rate to the interest rate that would have applied to the BSBY Loans based on the BSBY Index Rate. Upon such determination, Lender will designate the amount of such index adjustment (which may be a positive or a negative number) and adjust the Replacement Index by that amount (the result being the “Adjusted Replacement Index”). Lender will provide notice to Borrower Representative of the Replacement Index and any Adjusted Replacement Index, as applicable, and their respective effective dates. Thereafter, the Replacement Index or, as applicable, the Adjusted Replacement Index shall be deemed to be and shall become the operative interest rate index instead of the BSBY Index Rate for purposes of making (or continuing) BSBY Loans under this Agreement and any other Loan Documents, and all BSBY Loans shall continue to bear interest on the unpaid principal amount thereafter from the effective date of such designation(s) through repayment thereof at the Replacement Index (or the Adjusted Replacement Index, as applicable) plus the Applicable Margin (subject to increase to the Default Rate, as applicable). The Replacement Index or, as applicable, Adjusted Replacement Index will not be less than zero percent (0.00%) per annum in any event. The Replacement Index or, as applicable, the Adjusted Replacement Index, may not necessarily be Lender’s most favorable lending rate or interest rate index. Any determination or designation made by Lender under this subsection (h) shall be made in Lender’s discretion and shall be conclusive and binding absent manifest error, and any such determination or designation shall become effective at 5:00 p.m. on the fifth Business Day after Lender shall have notified Borrower Representative of such determination or designation. For avoidance of any doubt, the institution (or adjustment) of any

Replacement Index or any Adjusted Replacement Index, as applicable, by Lender shall not require the consent of, or consultation with, Borrowers or Borrower Representative.

(i)                 No Warranty on Rate Selection. Lender does not warrant, nor does Lender accept responsibility for, nor shall the Lender have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “BSBY Rate” (or “BSBY Index Rate”) or with respect to any interest rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any of such rates or the effect of any of the foregoing (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to subsection (h) above, and (ii) the implementation of any conforming changes pursuant to subsection (j) below), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the BSBY Rate or have the same volume or liquidity as did the BSBY Rate prior to its discontinuance, unavailability, illegality or impracticability of use.

(j)                 BSBY Rate Conforming Changes. With respect to the BSBY Rate (and BSBY Index Rate), Lender will have the continuing right to make BSBY Rate Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such BSBY Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, Lender shall post each such amendment implementing such BSBY Rate Conforming Changes to Borrowers reasonably promptly after such amendment becomes effective.

2.4              Requesting New Revolving Loans.

(a)               Revolving Loans. Revolving Loans shall be deemed requested pursuant to the following clauses (i) and (ii) or when requested pursuant to the following clause (iii):

(i)                 Subject to Subsection 2.4(b), the becoming due of any Obligation (whether as principal, accrued interest, fees, or other charges owed to Lender or any Affiliate of Lender and whether payable on demand or otherwise) shall in all respects be deemed to constitute Borrowers’ irrevocable request for a Revolving Loan in an amount equal to such Obligations, and Lender may (but shall not be obligated to) make such Revolving Loan and apply the proceeds thereof to the payment of such Obligations.

(ii)              Subject to Subsection 2.4(b), the presentment for payment of any Item drawn on, or request for any wire or other transfer from, a Funding Account at a time when there are insufficient funds in such Funding Account to cover such Item shall in all respects be deemed to constitute Borrowers’ irrevocable request for a Revolving Loan in an amount equal to the amount payable on such Item to be made by Lender, and Lender may make such Revolving Loan and apply the proceeds thereof to such Funding Account for payment of such Item.

(iii)            For all other Revolving Loans, Borrower Representative shall provide Lender with a written request for borrowing pursuant to a Notice of Borrowing in accordance with Section 2.5.

(b)               Provisions Regarding Deemed Requests for Revolving Loans. Lender shall have no obligation to honor any deemed request for a Revolving Loan under clauses (i) or (ii) of Section 2.4(a), if (i) such request is deemed made after the Termination Date, (ii) doing so would cause total Working Capital Obligations then outstanding (inclusive of such Loan) to exceed the Revolving Loan Commitment, or (iii) Lender determines that any condition precedent in Section 4.2 hereof or any other condition precedent to the making of such Loan is not then satisfied or will not be satisfied when such Loan is to be made; provided, that, notwithstanding the foregoing, Lender may make such Revolving Loan in its discretion and without regard to the existence of, and without being deemed to have waived, any Default or Event of Default which may then exist or arise from the making of such Revolving Loan and without regard to the absence of satisfaction of any condition precedent, whether set forth in Section 4.2 or otherwise. Lender may make Revolving Loans under clauses (i) and (ii) of Section 2.4(a) without Borrower Representative’s having submitted a Notice of Borrowing in regard thereto. Subject to Section 2.3(g) and Section 2.3(h), as applicable, all Revolving Loans made pursuant to clauses (i) and (ii) of Section 2.4(a) shall be made as BSBY Loans.

2.5              Requests for Revolving Loans.

(a)               Making Requests for New Revolving Loans. Each request for the making of a new Revolving Loan shall be in writing, and Borrower Representative shall submit a Notice of Borrowing in respect thereof. Each such request shall specify (i) the date for the making of the applicable Revolving Loan, which date must be a Business Day; (ii) the principal amount of the applicable Revolving Loan to be made; (iii) instructions for the disbursement of the proceeds of such Revolving Loan for Permitted Purposes (provided that, if such instructions for the disbursement of such proceeds are not included in the notice, the proceeds will be deposited by Lender into a Funding Account); and (iv) such other information as Lender may require from time to time in connection with, or to facilitate, such request.

(b)               Timing and Acceptance of Requests. Requests for the making of a new Revolving Loan made under this Section 2.5 are irrevocable. Requests under this Section 2.5 that Lender receives after 11:00 a.m. (Birmingham, Alabama, time) on any Business Day shall be deemed received on the next Business Day. Lender’s acceptance of a request for the making of a new Revolving Loan under this Section 2.5 shall be indicated by its making the Revolving Loan requested, and Lender shall not be obliged to give Borrowers or Borrower Representative any other notice of acceptance (or rejection). Lender shall make any such Revolving Loans in immediately available funds on the same Business Day it receives or is deemed to have received a request for such borrowing in accordance herewith and subject hereto.

2.6              Excess Working Capital Obligations. Any provision of this Agreement to the contrary notwithstanding, Lender may, in its discretion, make or permit to remain outstanding Revolving Loans which are causing or would cause the Working Capital Obligations to exceed the Revolving Loan Commitment, and all such excess amounts shall (i) be part of the Obligations evidenced by the Revolving Note, (ii) bear interest as provided herein, and (iii) be payable on demand.

2.7              Repayment of Loans.

(a)               Repayment of Obligations Generally. Borrowers shall pay all outstanding principal amounts and accrued interest under each Note and all other Obligations in accordance with the terms of such Note, this Agreement and the other Loan Documents, provided that Lender shall have the continuing right to apply or reverse and re-apply any payment to any portion of the Obligations; provided, further, that, to the extent Borrowers make a payment or Lender receives any payment for Borrowers’ benefit which is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be paid over to a trustee, debtor in possession, receiver, custodian or any other party under any Debtor Relief Law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or Proceeds had not been received by Lender.

(b)               Repayment of Revolving Loans.

(i)                 All outstanding principal of the Revolving Loans shall be due and payable on the Termination Date. Prior thereto, and in addition to the mandatory prepayments required hereby, Borrowers may also voluntarily prepay any Revolving Loans, without premium or penalty, in accordance with and subject to the terms hereof.

(ii)              Interest accrued on the Revolving Loans shall be due and payable, (A) in arrears, on the first day of each calendar month for the immediately preceding calendar month or portion thereof, computed through the last calendar day of the preceding month, commencing on the first day of the first calendar month following the Closing Date; (B) on the Termination Date; and (C) on demand after the Termination Date.

(c)               Authorization to Debit. In addition to Lender’s right to make a deemed Revolving Loan under Section 2.4(a), Lender may, without notice to, or the consent of, Borrowers, debit any Funding Account, Collections Account or Deposit Account and apply such amounts to the payment of Obligations which are then due and payable (whether as principal, accrued interest, fees, or other charges owed to Lender or any Affiliate of Lender and whether payable on demand or otherwise) in such order and manner as Lender, in its discretion, shall elect.

(d)               Time and Location of Payment. Except for payments made pursuant to Section 2.8 and Section 2.4(a)(i), Borrowers shall make each payment of principal of and interest and other Obligations which are due and payable not later than 12:00 noon (Birmingham, Alabama, time) on the date due, without set-off, counterclaim, charge back, discount or other deduction, in immediately available funds to Lender at its address referred to in Section 10.4. If any payment of any Obligations shall be due on a day which is not a Business Day, such payment shall be due and payable the next Business Day, and interest shall accrue during such time.

(e)               Excess Over Revolving Loan Commitment. At any time the Working Capital Obligations exceed the Revolving Loan Commitment, Borrowers shall immediately pay the amount of such excess to Lender (without necessity of Lender making demand for such payment).

(f)                Swap Agreements Are Independent. Prepayment of any Loans shall not affect Borrowers’ obligation to continue making payments under any Swap Agreement between Borrowers, or any of them, and Lender or any of its Affiliates, which shall remain in full force and effect notwithstanding such prepayment, subject to the terms of such Swap Agreement.

(g)               Capital or Liquidity Requirements; Increased Costs. If (i) the introduction of, or any change in, or in the interpretation of, any Applicable Law or (ii) compliance with any guideline or request from any central bank or comparable agency or other Governmental Entity (whether or not having the force of law), in respect of capital or liquidity ratios or requirements has or would have the effect of reducing the rate of return on the capital of, or has affected or would affect the amount of capital required to be maintained by Lender or any Person owning or Controlling Lender as a consequence of, or with reference to, the Revolving Loan Commitment and other Commitments of this type, below the rate which Lender or such other Person could have achieved but for such introduction, change, or compliance, then within five (5) Business Days after Lender’s written demand for payment, Borrowers shall pay Lender from time to time as specified by Lender additional amounts sufficient to compensate Lender or such other Person for such reduction. Lender’s accounting of such amounts submitted in writing to Borrower Representative shall be presumed conclusive absent manifest error. Borrowers agree that Lender’s determination of such additional amounts and increased costs will be made in Lender’s discretion and shall be conclusive absent manifest error. Without limitation of the foregoing, each of the following shall be deemed to be a “change in, or in the interpretation of, Applicable Law” for purposes hereof, regardless of the date enacted, adopted or issued: (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, guidelines and directives thereunder; (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) of the United States or any foreign regulatory authorities pursuant to Basel III, and (iii) all requests, rules, guidelines or directives issued by a Governmental Entity in connection with Lender’s submission or re-submission of a capital plan under 12 CFR Section 225.8 or a Governmental Entity’s assessment thereof.

2.8              Letters of Credit.

(a)               Issuance of Letters of Credit. Subject to the terms and conditions of this Agreement, Lender from time to time may issue, extend, or renew Letters of Credit for the account of Borrowers; provided that, (i) before any such issuance, extension or renewal will be considered, Borrower Representative shall have given Lender not less than five (5) Business Days’ written notice thereof (unless a shorter notice period is approved by Lender from time to time); (ii) Lender shall have no obligation to issue any Letter of Credit, if (A) doing so would cause (1) the Working Capital Obligations to exceed the Revolving Loan Commitment or (2) the aggregate amount of LC Obligations to exceed the LC Sublimit; or (B) the expiration date of such requested Letter of Credit would occur after (1) the date specified in clause (a) of the definition of Termination Date, (2) in the case of a standby Letter of Credit, that date which is three hundred sixty-five (365) days after the issuance date of such Letter of Credit, or (3) in the case of a commercial Letter of Credit, that date which is one hundred twenty (120) days after the date of issuance of such Letter of Credit;

or (C) the date of issuance of such Letter of Credit is later than the thirtieth (30th) day prior to the date specified in clause (a) of the definition of Termination Date; (iii) all other conditions precedent to the issuance of each such Letter or Credit set forth in this Agreement or in any LC Document shall have been satisfied unless waived in writing by Lender; and (iv) such Letter of Credit shall be requested for, and once issued shall be used only for, Permitted Purposes. All payments made by Lender under any Letter of Credit (whether or not a Borrower is the account party) and all fees, commissions, discounts, and other amounts owed or to be owed to Lender in connection therewith, shall be paid by Borrowers on demand, unless (x) Borrower Representative instructs Lender to make a Revolving Loan to pay such amount, and (y) Lender agrees to do so, a Borrower Representative or, if requested by Lender, Borrowers, shall complete and sign such applications and supplemental agreements and provide such other documentation as Lender may require in respect to the issuance and administration of the Letters of Credit (together with the Letter of Credit, collectively, “LC Documents”). The form and substance of all Letters of Credit shall be subject to Lender’s approval. Lender may charge certain fees or commissions for the issuance, handling, renewal or extension of a Letter of Credit, in addition to the fees payable pursuant to Section 2.10(c). Borrowers unconditionally guarantee the payment and performance of all obligations of any Subsidiary with respect to Letters of Credit issued for the account of such Subsidiary. Upon Lender’s request, during the existence of an Event of Default, Borrowers shall immediately deliver to Lender immediately available funds in an amount equal to 105% of the LC Obligations, which shall hold as cash collateral of the payment of Obligations related to the Letters of Credit.

(b)               Law Governing Letter of Credit. Each Letter of Credit issued hereunder shall be governed, as applicable, by (i) the Uniform Customs and Practice for Documentary Credits International Chamber of Commerce (“ICC”), Publication 600, or any subsequent revision or restatement thereof adopted by the ICC and in use by Lender or (ii) the International Standby Practices, ICC Publication No. 590, or any subsequent revision or restatement thereof adopted by the ICC and in use by Lender, except to the extent that the terms of such publication would limit or diminish rights granted to Lender hereunder or in any other Loan Document.

2.9              Fees.

(a)               Upfront Fee. On the Closing Date, Borrowers shall pay Lender a non-refundable, fully earned upfront fee in the amount of Seventy-Five Thousand Dollars ($75,000).

(b)               Unused Line Fee. Borrowers shall pay Lender a fee for each day of the Term equal to (A) one-quarter of one percent (0.25%), divided by (B) 360, times (C) the amount by which the Revolving Loan Commitment exceeded the Working Capital Obligations on such day. Borrowers shall pay this fee on the first day of each calendar month, commencing on the first of such days following the Closing Date, for each day in the preceding calendar month (or portion thereof), and on the Termination Date.

(c)               Letter of Credit Fees. Borrowers shall pay to Lender, at such times as Lender shall require, Lender’s standard fees, commissions, and charges in connection with Letters of Credit (including, without limitation, with respect to the initial issuance thereof and any amendments, extensions, or modifications with respect thereto), as in effect from time to time, and with respect to standby and commercial Letters of Credit, at the time of issuance of each Letter of

Credit, or, at Lender’s option, on such periodic basis as determined by Lender, a fee equal to the then effective Applicable Margin for Revolving Loans made as BSBY Loans (or, as the case may be, by virtue of Section 2.3(g), the then effective Applicable Margin for Revolving Loans made as Base Rate Loans) on the face amount of the Letter of Credit for the period of time the Letter of Credit will be outstanding, plus, in all instances in which Lender has invoked the Default Rate in accordance with Section 2.3(g), an additional issuance fee equal to two percent (2%) per annum for each Letter of Credit for the period of time during which the Default Rate is in effect and such additional issuance fee shall be payable on demand.

(d)               Method of Calculation; Fees Fully Earned. Unless otherwise expressly provided herein or in any other Loan Document, all fees payable hereunder or with respect to any Obligations shall be calculated on the presumed basis of a year of 360 days, for the actual number of days elapsed. Unless otherwise expressly stated herein, all fees payable to Lender pursuant to this Agreement or the other Loan Documents shall be deemed fully earned when they become due and payable and, once paid, shall be deemed non-refundable, in whole or in part; and, to the extent of Applicable Law, all such fees shall be deemed compensation to Lender for services rendered and not interest or any other charge for the use, forbearance to collect or detention of money.

2.10          Statement of Account. If Lender provides Borrower Representative with a statement of account in respect of any sums owing hereunder or under any other Loan Documents, on a periodic basis, each such statement shall be final, conclusive and binding on Borrowers for all purposes (absent manifest error), unless, within forty-five (45) days of its receipt of such statement, Borrower Representative objects to Lender in writing and with specificity to such statement.

2.11          Termination of Commitments. Borrowers may terminate this Agreement and the Commitments before the Termination Date, in whole but not in part, by Borrower Representative giving Lender at least thirty (30) days prior written notice; provided, however, that no termination by Borrowers shall be effective unless and until: (a) Lender shall have received cash collateral equal to 105% of all Obligations which remain contingent (e.g., LC Obligations and pending indemnification payments) or an irrevocable direct-pay letter of credit naming Lender as beneficiary, which letter of credit shall be in form and substance satisfactory to Lender, be issued by a bank satisfactory to Lender, and be in an original face amount equal to one hundred five percent (105%) of all such Obligations, (b) all other Obligations have been fully and finally paid and performed, and (c) Borrowers shall have complied in full to Lender’s satisfaction with all other requirements specified in the last sentence of Section 1.4 in regard hereto. Any notice of termination shall be irrevocable. Lender may terminate this Agreement and the Commitments at any time, without notice, during the existence of an Event of Default. This Agreement and the Commitments shall terminate in any event on the Termination Date.

2.12          Reduction of Commitments. Borrowers may upon prior written notice from Borrower Representative to Lender, from time to time permanently reduce the Revolving Loan Commitment by an aggregate amount not to exceed, however, twenty percent (20%) of the original Revolving Loan Commitment (unless otherwise approved by Lender in its discretion); provided, however, that (a) any such notice shall be received by Lender not later than 11:00 a.m. (Birmingham, Alabama time) five (5) Business Days prior to the date of any such reduction, (b) any such reduction shall be in an aggregate amount of at least One Million Dollars ($1,000,000)

or any whole multiple of Five Hundred Thousand Dollars ($500,000) in excess thereof, and (b) after giving effect to any reduction of the Revolving Loan Commitment, the Revolving Loan Commitment shall not be less than the total amount of Working Capital Obligations then outstanding. All fees accrued with respect thereto until the effective date of any reduction of the Revolving Loan Commitment shall be paid on the effective date of such reduction. Any such reduction, once becoming effective, shall be irrevocable. No such reduction may be requested, or if requested, shall be granted, if a Default or Event of Default then exists (unless otherwise approved by Lender in its discretion).

2.13          Increase of Commitments. The Revolving Loan Commitment may be increased by Borrowers by an aggregate amount of up to Twenty Million Dollars ($20,000,000) (the “Revolving Commitment Increase”), provided that: (a) Borrower Representative shall have given to Lender at least thirty (30) days’ notice of Borrowers’ intention to seek a Revolving Commitment Increase and the desired amount of such Revolving Commitment Increase; (b) such Revolving Commitment Increase shall not increase the amount of the Revolving Loan Commitment of Lender without the written consent of Lender, in Lender's discretion; (c) to the extent requested by any lender participating in such Revolving Commitment Increase, Borrowers shall execute a new Revolving Note with respect to such lender reflecting the amount of, or increase in, such Lender's Revolving Commitment, (d) to the extent requested by Lender, Credit Parties shall execute any additional documents, instruments or agreements that Lender deems necessary or desirable in connection therewith (including, without limitation, secretary's certificates and authorizing resolutions and, to the extent required by Lender, an amendment to, or amendment and restatement of, this Agreement to add additional lenders); (e) as of the date of such Revolving Commitment Increase, both before and immediately after giving effect thereto, (i) no Default or Event of Default shall exist, (ii) on a pro forma basis, Credit Parties shall remain in compliance with each Financial Covenant, and (iii) each of the conditions set forth in Section 4.2 shall be satisfied; and (f) any such Revolving Commitment Increase shall be in a minimum amount of at least Ten Million Dollars ($10,000,000) (or such lesser amount which shall be approved by Lender) and in integral multiples of One Million Dollars ($1,000,000) in excess thereof, and no more than two (2) Revolving Commitment Increases shall be permitted in total. A Revolving Commitment Increase may be effected by Lender by increasing its Revolving Loan Commitment or one or more new lenders that are satisfactory to Lender in its discretion joining this Agreement and providing a Revolving Commitment. After any Revolving Commitment Increase, all of the terms and conditions of this Agreement and the other Loan Documents shall apply to the increased amount of the Revolving Loan Commitment (including (i) being on a pari passu basis in right of payment and Guarantees with the other Revolving Loans, (ii) having the same maturity date as the Revolving Loan Commitment prior to such increase, and (iii) having the same Applicable Margin as the other Revolving Loans); provided that Borrowers agree to pay to Lender and any new lenders such arrangement, commitment and other fees and expenses to be agreed between Borrowers, Lender and any new lenders in connection with such Revolving Commitment Increase. Lender shall have no liability to any Borrower or any other Credit Party or to any other new lender in connection with any syndication of any Revolving Commitment Increase. Borrowers shall prepay any Revolving Loans on the date of any such increase in the Revolving Loan Commitment to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Revolving Loan Commitment arising from any non-ratable increase in the Revolving Loan Commitment under this Section.

2.14          USA PATRIOT Act Notice. Lender hereby notifies each Borrower that pursuant to the requirements of the USA PATRIOT Act, Lender is required to obtain, verify, and record information that identifies each Borrower, Guarantor or other Credit Party, including its legal name, address, tax ID number, and other information that will allow Lender to identify it in accordance with the USA PATRIOT Act, and pursuant thereto, Lender may also require information regarding each Credit Party’s management and Shareholders, such as legal names, addresses, social security numbers, and dates of birth..

3.                CONDITIONS PRECEDENT TO EXTENSIONS OF CREDIT.

3.1              Conditions Precedent to Initial Loans. In addition to any other requirement set forth in this Agreement, Lender shall not be required to fund any Loan or issue any Letter of Credit hereunder unless and until the following conditions shall have been satisfied, in the sole opinion of Lender and its legal counsel:

(a)               Execution and Delivery of Documents. Each Credit Party and each other party to any Loan Document, as applicable, shall have executed and delivered each of the following documents, each of which shall be in form and substance satisfactory to Lender and its legal counsel in their discretion:

(i)                 This Agreement;

(ii)              Each Note;

(iii)            Each Guaranty (if any) required by Lender as of the Closing Date;

(iv)             A certificate in substantially the form of Exhibit 4.1(a)(v), or a substantively similar document acceptable to Lender, for each Credit Party that is an Entity from a Senior Officer thereof (or other knowledgeable and duly authorized officer or other representative) which shall include, either directly or by incorporated attachments, (A) certifications as to the incumbency of each of such Credit Party’s officers, together with specimen signatures of those of those officers who will have the authority to execute documents on behalf of such Credit Party; (B) true and complete copies of (1) such Credit Party’s articles or certificate of incorporation, organization, or formation; (2) such Credit Party’s bylaws, operating agreement, partnership agreement or other constitutional documents; and (3) resolutions of the appropriate Governing Board authorizing the transaction contemplated herein; and (C) certifications as to such other matters as Lender may require;

(v)               An authorization agreement in substantially the form of Exhibit 4.1(a)(vi), or a substantively similar document acceptable to Lender in respect of, among other things, Lender’s reliance on borrowing instructions from certain representatives of Borrowers;

(vi)             Reserved;

(vii)          A closing certificate in substantially the form of Exhibit 4.1(a)(ix), or a substantively similar document acceptable to Lender, from a knowledgeable Senior Officer of Borrower Representative certifying that, after giving effect to the initial Loans made, any Letters of Credit issued and all other transactions contemplated to occur on the Closing Date, (i) each Borrower will be Solvent; (ii) no Default or Event of Default will exist; (iii) no Material Adverse Effect shall have occurred since the effective date of Borrower’s most recently reported audited financial statements; (iv) all conditions precedent set forth in Section 4.1 and Section 4.2 will have been satisfied; (v) reserved; and (vi) all representations and warranties set forth in Section 5 are true and correct;

(viii)        As applicable, (i) an initial Notice of Borrowing, duly completed by Borrower Representative, detailing the uses of the proceeds of the initial disbursements of the Loans (which shall all be for Permitted Purposes only) and (ii) all LC Documents in regard to any initial Letter of Credit (which, likewise, shall be for Permitted Purposes only);

(ix)             Reserved;

(x)               Reserved; and

(xi)             Any and all additional opinions, documents, certificates, and other assurances that Lender or its legal counsel may require.

(b)               Supporting Documents and Other Conditions. Borrowers shall cause to be delivered to Lender the following documents (each of which must be in form and substance satisfactory to Lender and its legal counsel in their discretion) and shall satisfy the following conditions:

(i)                 Good standing certificates (or certificates of similar import and substance) for each Credit Party that is an Entity from the state or other jurisdiction in which such Credit Party was incorporated, organized, or formed and from each state or other jurisdiction in which such Credit Party is authorized to do business, each of which shall be certified by the appropriate official of each such jurisdiction;

(ii)              Certificates of, evidence of, copies of all policies of, and other documents regarding the insurance required by Section 6.3,

(iii)            Lender shall be satisfied in all respects with each Borrower’s, each Subsidiary’s and each other Credit Party’s capital structure (both before and after giving effect to the transactions contemplated in this Agreement and the other Loan Documents) and the terms of each Borrower’s, each Subsidiary’s and each other Credit Party’s Debt and equity;

(iv)             All fees due to Lender from Borrowers shall have been paid, and all costs incurred by Lender to be reimbursed by Borrowers pursuant hereto shall have been reimbursed, and Lender shall have received satisfactory evidence of payment to other parties of all fees or costs that any Credit Party is required under the Loan Documents to pay by the date of the initial Loan or Letter of Credit;

(v)               Except as set forth on Schedule 4.4 attached hereto, there shall be no litigation in which any Credit Party or Subsidiary is a party defendant, that Lender determines may have a Material Adverse Effect;

(vi)             Lender shall have received each Borrower’s and its Subsidiaries,’ the Consolidated Companies’ and any Guarantor’s financial statements for its and their respective most recently completed Fiscal Year ending and most recently completed Fiscal Quarter and Fiscal Month together with such other financial reports and information concerning such Persons as Lender shall request;

(vii)          Lender shall have received Projections for the one (1) year period ending on the first anniversary of the Closing Date prepared on a month-to-month basis and Projections for the following two (2) years, prepared on an annual basis;

(viii)        Lender shall have completed, in all respects, its due diligence, including the results of all credit investigations and Know-Your-Customer inquiries, and obtained internal credit approval to enter into the transactions contemplated hereby; and

(ix)             Lender shall have received all documentation, certifications and other information required by bank regulatory authorities under applicable “know your customer” (KYC) and anti-money laundering rules and regulations, including the USA PATRIOT Act.

3.2              Conditions Precedent to Each Loan and Letter of Credit. In addition to any other requirements set forth in this Agreement, Lender shall not be required to fund any Loan or issue any Letter of Credit (including those made or issued on the Closing Date) unless and until each of the following conditions shall have been satisfied, in Lender’s sole opinion, and each request for a Loan or the issuance of a Letter of Credit shall be deemed to be a representation that all such conditions have been satisfied:

(a)               Notice of Borrowing; Letter of Credit Request. If required by this Agreement or by Lender, Borrower Representative shall have delivered to Lender a Notice of Borrowing (for the making of Loans) or a request for the issuance of a Letter of Credit (in accordance with Section 2.9), together with, in each case, such other information Lender may request, including any as set forth in any LC Documents;

(b)               No Default. No Default or Event of Default shall have occurred and be continuing or would result from the making or issuance of the requested Loan or Letter of Credit;

(c)               Correctness of Representations. All representations and warranties made to Lender by any Credit Party in any Loan Document or otherwise in writing shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the requested Loan or Letter of Credit (provided that any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to such qualification therein) in all respects on and as of such date), except those that are expressly specified to be made as of an earlier date;

(d)               No Material Adverse Effect. There shall have been no change that reasonably could be expected to have a Material Adverse Effect on Borrowers, or any of them, any Credit Party or any Subsidiary of Borrowers since the date of the most recent financial statements of such Person delivered to Lender from time to time, as determined by Lender in its discretion;

(e)               Limitations Not Exceeded. Any making or issuance of any requested Revolving Loan or Letter of Credit would not cause the Working Capital Obligations to exceed the Revolving Loan Commitment; and

(f)                Further Assurances. Each Credit Party shall have delivered such further documentation or assurances as Lender may require, in its discretion, including pursuant to Section 6.11.

4.                  REPRESENTATIONS AND WARRANTIES.

To induce Lender to enter into this Agreement and to make Loans or issue Letters of Credit as provided herein, each Borrower makes the following representations and warranties, all of which shall survive the execution and delivery of this Agreement and the other Loan Documents. Unless otherwise specified, each of such representations and warranties shall be deemed made as of the Closing Date and as of the date of each request for the making of a Loan or the issuance of a Letter of Credit:

4.1              Valid Existence and Power. Each Borrower and each Subsidiary are corporations, limited liability companies or partnerships (including limited partnerships), as applicable, duly incorporated, organized, or formed, validly existing, and in good standing under the laws of their respective jurisdiction of incorporation, organization, or formation and are duly qualified or licensed to transact business in all places where the failure to be so qualified could reasonably be likely to have a Material Adverse Effect. Each Borrower, each Subsidiary and each other Person that is a party to any Loan Document (including any Guarantor or other Credit Party, but excluding Lender) has the power to make and perform the Loan Documents executed by it and all Loan Documents will constitute the legal, valid, and binding obligations of such Person, enforceable in accordance with their respective terms, subject only to the Bankruptcy Code and other Debtor Relief Laws affecting creditors’ rights generally, and general principles of equity. Each Borrower is organized under the laws of the jurisdiction set forth in the preamble to this Agreement, and has not changed the jurisdiction of its organization within the five (5) year period preceding the Closing Date.

4.2              Authority. The execution, delivery, and performance of this Agreement and each other Loan Document by each Borrower and each other Person (other than Lender) party hereto or thereto have been duly authorized, ratified and approved by all necessary actions of such Person; do not and will not violate any provision of law or regulation, or any writ, order, or decree of any Governmental Entity or any provision of the Governing Documents of such Person; and do not and will not, with the passage of time or the giving of notice, result in a breach of, or constitute a default or require any consent under, or result in the creation of any Lien (other than a Permitted Lien) upon any property or assets of such Person pursuant to, any law, regulation, instrument, or agreement to which any such Person is a party or by which any such Person or its respective properties may be subject, bound, or affected, other than in favor of Lender.

4.3              Financial Condition. Other than as disclosed in any financial statements delivered to Lender on or before the Closing Date or on Schedule 4.3, attached hereto and made a part hereof, none of any Borrower, any Subsidiary, or (to the knowledge of any Borrower) any Guarantor or other Credit Party has any material direct or contingent obligations or liabilities or any material unrealized or anticipated losses from any commitments of such Person. As of the Closing Date, all operating and Capital Leases under which a Borrower, any Subsidiary, or (to the knowledge of each Borrower) any Guarantor or other Credit Party is lessee are disclosed in the financial statements delivered to Lender on or before the Closing Date or on Schedule 4.3. All financial statements from time to time delivered to Lender by Borrowers or any other Person (including any Guarantor) shall have been prepared in accordance with GAAP and fairly present the financial condition of such Person as of the date thereof. All Projections are and shall be based on Borrowers’ Good Faith assessment of the future of its business at such time and Borrowers shall have had a reasonable basis for such assessment at the time made. No Borrower is aware of any material adverse fact (other than facts that are generally available to the public and not particular to such Borrower, such as general economic trends) concerning the condition (financial or otherwise) or future prospects of such Borrower or any Subsidiary or any Guarantor that has not been fully disclosed to Lender, including any adverse change in the operations or financial condition of such Person since the date of the most recent financial statements delivered to Lender. Each Borrower and each other Credit Party is Solvent and, after consummation of the transactions set forth in this Agreement and the other Loan Documents, including the initial disbursements of Loans and application of the proceeds thereof, each will be Solvent. No transfer of any property is being made by any Borrower or any other Credit Party, and no Debt is being incurred by any Borrower or any other Credit Party, in connection with the transactions set forth in this Agreement and the other Loan Documents with the intent to hinder, delay or defraud either present or future creditors of such Borrower or other Credit Party.

4.4       Litigation. Except as disclosed on Schedule 4.4 attached hereto and made a part hereof, as of the date hereof, (i) there are no Commercial Tort Claims existing in favor of any Borrower or any Subsidiary or (to Borrowers’ knowledge) any Guarantor or other Credit Party, and (ii) there are no suits or proceedings pending or threatened (in writing) by or before any Governmental Entity against or affecting such Borrower, any Subsidiary or (to Borrowers’ knowledge) any Guarantor or other Credit Party, or their respective assets, that if adversely determined could reasonably be expected to have a Material Adverse Effect.

4.4

4.5              Judgment Liens. Neither any Borrower nor any Subsidiary, nor any of their respective assets, are subject to any unpaid judgments (whether or not stayed) or any judgment Liens in any jurisdiction, in each case, (a) that were not disclosed to Lender in writing on or before the Closing Date or (b) of which any Borrower has not given notice to Lender in accordance with Section 6.4

4.6              Investment Company Act. Neither any Borrower nor any of its Subsidiaries is an “investment company” as defined in the Investment Company Act of 1940, as amended.

4.7              Insider. No Borrower is, and no Person having “control” (as that term is defined in U.S.C. § 375(b)(5) or in regulations promulgated pursuant thereto) of a Borrower, including any Guarantor or other Credit Party is, an “executive officer,” “director,” or “principal shareholder” (as those terms are defined in 12 U.S.C. § 375(b) or in regulations promulgated pursuant thereto) of Lender, of a bank holding company of which Lender is a subsidiary, or of any subsidiary of a bank holding company of which Lender is a subsidiary.

4.8              Sanctioned Persons; Sanctioned Countries. None of any Borrower, its Subsidiaries, or its Affiliates, or any Guarantor or other Credit Party or any of its respective Affiliates (a) is a Sanctioned Person or (b) does business in a Sanctioned Country or with a Sanctioned Person in violation of the economic sanctions of the United States administered by OFAC. No Borrower will use the proceeds of any extension of credit hereunder to fund any operation in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Country.

4.9              Compliance with Covenants; No Default. Each Borrower is, and upon the making of the initial extensions of credit on the Closing Date will be, in compliance with all of the covenants in this Agreement and each other Loan Document. No Default or Event of Default is in existence on the Closing Date, and the execution, delivery, and performance of this Agreement and the other Loan Documents, and the making of the initial extensions of credit on the Closing Date. will not cause a Default or Event of Default to exist

4.10          Anti-Corruption Laws. Each of Borrower and each of its Subsidiaries and to Borrower’s knowledge, each other Credit Party and its Subsidiaries, is in compliance with all Anti-Corruption Laws. No Borrower or any Subsidiary nor, to Borrowers’ knowledge, any other Credit Parties and its Subsidiaries has made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to such Borrower or such Subsidiary or to any other Person, in violation of any Anti-Corruption Laws.

4.11          Senior Debt. The obligations of each Credit Party under this Agreement and any other Loan Documents to which it is party do rank and will rank at least pari passu in priority of payment with all other Debt of such Credit Party except Debt of such Credit Party to the extent secured by Permitted Liens

4.12          Compliance with Laws Generally. Borrower is in compliance in all material respects with all Applicable Law.

5.                  AFFIRMATIVE COVENANTS.

Each Borrower covenants and agrees that from the date hereof until the full and final payment and performance of the Obligations and the termination of this Agreement, each such Borrower and each Subsidiary:

5.1              Use of Loan Proceeds. Shall use the proceeds of the Loans and any Letters of Credit only in accordance with the Permitted Purposes and shall furnish Lender all evidence that it may request from time to time to confirm such uses.

5.2              Insurance. Shall (i) maintain (A) liability insurance, workers’ compensation insurance, business interruption insurance, D&O insurance, larceny, embezzlement and other criminal misappropriation insurance, and casualty insurance in amounts equal to the greatest of (1) such amounts that may be required by Applicable Law, or (2) such amounts that are customary and usual for prudent businesses in its industry, or (3) such amounts as otherwise may be required or permitted by Lender in its discretion from time to time; and (B) any other, like insurance that may be required by Lender, in its discretion, from time to time, and (ii) insure and keep insured all of its properties against casualty, hazard or other loss with insurance companies acceptable to Lender, in its discretion. All property, casualty, hazard and other insurance policies shall be in amounts acceptable to Lender, and, unless otherwise approved in writing by Lender, shall not be terminable by the insurer except upon fifteen (15) days’ written notice to Lender (reduced to ten (10) days’ written notice by the insurer or termination due to nonpayment). All policies of liability insurance shall be in amounts acceptable to Lender and shall name Lender as an “additional insured” thereunder pursuant to one or more endorsements in form and substance satisfactory to Lender.

5.3              Certain Notices. Shall provide Lender written notice promptly after its receipt of knowledge or notice thereof (but, in any event, within five (5) Business Days), of (a) the occurrence of a Default or Event of Default and what action (if any) Borrowers are taking to correct the same; (b) any litigation where a Borrower or any Subsidiary is a party defendant involving an amount at issue in excess of the Applicable Threshold or material changes in existing litigation or any judgment against it or its assets in excess of the Applicable Threshold; (c) any damage or loss to property in excess of the Applicable Threshold; (d) any notice from taxing authorities as to claimed deficiencies or any tax Lien or any notice relating to alleged ERISA violations; (e) any ERISA Event, and what action (if any) Borrowers are taking with respect thereto, and when known what action has been taken or threatened (in writing) by any Governmental Entity in regard thereto; (f) any rejection, return, offset, dispute, loss, or other circumstance in an amount equal to or greater than the Applicable Threshold or otherwise having a Material Adverse Effect; (g) the cancellation or termination of, or any default under, any Material Agreement, or any material amendment, restatement, supplement or other modification thereto; (h) any acceleration of the maturity of any Debt of any Credit Party or the occurrence or existence of any event or circumstances that gives the holder of such Debt the right to accelerate; (i) any loss or threatened (in writing) loss of any material license or permit; (j) any information that, if existing or occurring at the Closing Date, would have been required to be set forth or described in any of the Schedule attached hereto or as an exception thereto, or that is necessary to correct any information in such Schedule that has been rendered inaccurate thereby, and, in each case such Schedule shall be appropriately marked to show the changes made therein; provided that (A) such supplement to any Schedule or representation or warranty shall not be deemed to amend, supplement or otherwise modify such Schedule or representation or warranty, or be deemed a waiver of any Default or Event of Default resulting from the matters disclosed therein, except as consented to by Lender and (B) no supplement to any Schedule shall be required or permitted with respect to representations and warranties that relate solely to the Closing Date; and (k) any change to any information set forth in any Beneficial Ownership Certification or in any document made or delivered in connection therewith.

5.4              Financial Information. Shall maintain its books and records in accordance with GAAP, and Borrower Representative shall furnish to Lender the following periodic financial information:

(a)               Interim Statements. As soon as available and in any event within forty-five (45) days after the end of each Fiscal Quarter, beginning with the first Fiscal Quarter ending immediately after the Closing Date, a Consolidated and Consolidating balance sheet of, respectively, the Consolidated Companies and, if requested by Lender, each Borrower and its Subsidiaries at the end of that period and a Consolidated and Consolidating income statement and statement of cash flows of such Person(s) for such period (and for the portion of the Fiscal Year ending with such period), together with all supporting schedules, setting forth in comparative form the figures for the same period of the preceding Fiscal Year. The foregoing statements and reports shall be certified by a Senior Officer of Borrower Representative as true and correct and fairly representing the financial condition of the Consolidated Companies and, as applicable, each Borrower and its Subsidiaries, individually, and that such statements are prepared in accordance with GAAP, except without footnotes and subject to normal year-end audit adjustments.

(b)               Annual Statements. As soon as available and in any event within one hundred twenty (120) days after the end of each Fiscal Year, beginning with the first Fiscal Year ending immediately after the Closing Date, a detailed report of the Consolidated Companies and, if requested by Lender, each Borrower and its Subsidiaries, on an individual basis, containing a Consolidated and Consolidating balance sheet at the end of such period and a Consolidated and Consolidating income statement and statement of cash flows for such period, setting forth in comparative form the figures for the preceding Fiscal Year, together with all supporting schedules and footnotes, and containing an unqualified audit opinion of independent certified public accountants acceptable to Lender that the financial statements were prepared in accordance with GAAP (which opinion shall not in any case be subject to any “going concern” or similar assumption, qualification or exception or any assumption, qualification or exception as to scope of audit).

(c)               Compliance Certificate. Together with each report required by subsections (b) and (c) above, and simultaneously therewith, a completed and signed Compliance Certificate.

(d)               Auditor’s Management Letters. Promptly upon receipt thereof, copies of each report submitted to Borrower Representative or Borrowers by independent public accountants in connection with any annual, interim, or special audit made by them of Borrowers’ books including, without limitation, each report submitted to Borrower Representative or Borrowers concerning its or their accounting practices and systems and any final comment letter submitted by such accountants to management in connection with Borrowers’ or the Consolidated Companies’ annual audit. Borrower Representative shall also cause Borrowers’ independent auditor (if applicable) to submit to Lender, together with its audit report, a statement that, in the course of conducting such audit, it discovered no circumstances that it believes would result in a Default or an Event of Default or, if it discovered any such circumstances, the nature and duration thereof.

(e)               ERISA Reports. Promptly upon (and in any event not more than five (5) Business Days after), Lender request for same, copies of any annual report filed in accordance with or pursuant to ERISA with respect to any Plan together with such other financial or other information relating to any Plan that Lender, from time to time, may request in its discretion.

(f)                Projections. As soon as available and in any event within thirty (30) days after the beginning of each Fiscal Year, beginning with the first Fiscal Year 2022, the Projections for the immediately following Fiscal Year, prepared on a quarterly basis.

(g)               Other Information. As soon as available and in any event within ten (10) days following receipt of any request from Lender, such other information, documentation and certifications as may be requested by Lender from time to time concerning the business, properties, or financial condition of the Credit Parties and their respective Subsidiaries, including all documentation, certifications and other information required by bank regulatory authorities under applicable “know your customer” (KYC), Beneficial Ownership Regulation and anti-money laundering rules and regulations, including the USA PATRIOT Act, including any resulting from any notice given to Lender pursuant to Section 6.3(k).

5.5       Depository Bank. Shall maintain Lender as its principal depository bank, including for the maintenance of operation, administration, cash management, collection activity and other deposit accounts for the conduct of their business.

6.                  NEGATIVE COVENANTS.

Borrowers covenant and agree that from the date hereof and until the full and final payment and performance of all Obligations and the termination of this Agreement, each Borrower and each Subsidiary:

6.1              Liens. Shall not create or permit or suffer to exist any Liens on any of its assets or property, except the following Liens (herein, “Permitted Liens”):

(a)               Obligations. Liens securing the Obligations (if any);

(b)               Taxes. Liens for taxes, assessments, and charges or levies instituted or levied by any Governmental Entity (but not including any Lien imposed pursuant to ERISA or any Environmental Law) that are not yet due and payable or that are being Properly Contested;

(c)               Deposits. Liens existing in respect of deposits or pledges made in the Ordinary Course in connection with workers’ compensation, unemployment insurance, social security, and similar laws;

(d)               Judgments. Subject to Section 8.1(i), judgment and other similar non-tax Liens arising in connection with court proceedings, but only to the extent and for so long as (i) the execution or enforcement of such Liens is and continues to be effectively stayed and bonded on appeal; (ii) the validity or amount of the claims secured thereby are being Properly Contested; and (iii) such Liens do not, in the aggregate, materially detract from the value of the assets of the Person whose assets are subject to such Lien or materially impair the use thereof in the operation of such Person’s business;

(e)               Purchase Money. Liens securing purchase money Debt incurred solely to purchase Equipment (and, for avoidance of any doubt, not Inventory) and precautionary UCC filings made by lessors of leased Equipment but only, in each case, to the extent that such Liens attach only to the Equipment purchased or, as applicable, leased and secure no more than the purchase price of or, as applicable, the lease payments for the lease of, such Equipment;

(f)                Ownership Interests. Liens in the nature of ownership interests of lessors of real and personal property to a Borrower or any Subsidiary under leases where a Borrower or such Subsidiary are lessees, provided that the obligations arising under such leases are permitted to be incurred under this Agreement;

(g)               Consignors. Liens in favor of a Consignor of Goods consigned to a Borrower (as Consignee), but only to the extent such Lien arises on account of Section 9-103(d) of the UCC, subject to its compliance with Section 9-324(b) and (c) of the UCC; and

(h)               Other. Other Liens (if any) listed in Schedule 6.1 attached hereto and made a part hereof, to the extent such Liens exist as of the Closing Date and are not otherwise permitted by this Section 6.1.

6.2              Restricted Payments. Shall not make any Restricted Payment, except that (i) any Subsidiary of a Borrower may pay dividends or make other distributions to such Borrower, (ii) Borrowers may make Tax Distributions so long as, at the time of each such distribution and after giving effect thereto, (A) no Default or Event of Default exists; (B) each Borrower is Solvent; (C) such distribution is permitted under Applicable Law; and (D) Borrower Representative shall have given Lender ten (10) days prior written notice before making such distribution, (iii) Borrower may make a one-time special dividend of up to $100,000,000 (the “Special Dividend”) so long as (A) the Special Dividend is made before December 31, 2022; (B) no Default or Event of Default exists immediately after the making of the Special Dividend; and (C) Borrowers designate in writing to Lender that they will be making the Special Dividend prior to the making thereof and (iv) other dividends so long as no Default or Event of Default exists immediately prior to or after the making of any such dividend.

6.3              Change in Business. Shall not enter into any business that is substantially different from the business in which it is engaged on the Closing Date.

6.4              No Change in Name or Jurisdiction. Shall not change its legal name or the jurisdiction in which it is organized unless it shall have given sixty (60) days’ advance written notice thereof to Lender.

6.5              Use of Proceeds. Shall not use any proceeds of any Loan or any Letter of Credit other than for Permitted Purposes and, in any event, for avoidance of any doubt, not directly or indirectly, (i) to purchase or carry any “Margin Stock” (as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time), or for the purpose of reducing or retiring any debt that was originally incurred to purchase or carry a “Margin Stock” (as so defined) or for any other purpose that might constitute a “purpose credit” under said Regulation U, or in any manner that causes or might cause a violation of Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System as in effect from time to time, or to violate the Securities Exchange Act of 1934, (ii) to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or to a Sanctioned Country, or in any manner that would result in a violation of any Sanctions by any Credit Party or any Affiliate, (iii) in violation of any Anti-Corruption Laws, (iv) for the purpose of financing (or refinancing) (A) any commercial paper, including without limitation, any issued by any Borrower or any Subsidiary, any Guarantor or any other Credit Party, (B) any other Debt of any Borrower or any Subsidiary, any Guarantor or any other Credit Party, except for Debt incurred by it for general corporate (or company) or working capital purposes, or (v) otherwise in contravention of any terms or conditions of this Agreement, any other Loan Document or Applicable Law.

6.6              Subsidiaries. Shall not (a) acquire, create or form any Subsidiary, including by any Division thereof except for any Subsidiary acquired, created or formed in connection with an Acquisition made in accordance with the terms of this Agreement, (b) cause or permit any Subsidiary to dissolve, voluntarily or involuntarily, or (c) permit any Subsidiary to issue any Equity Interests, or, in each case of clauses (a), (b) or (c) above, file any certificate in respect thereof, adopt a plan in regard thereto, or otherwise take any action in connection therewith, except to a Borrower or the Subsidiary that is then the owner thereof. Without limitation of the foregoing, if and to the extent any Subsidiary is acquired, created or formed hereafter (including from a Division) in accordance with the terms of this Agreement, such Subsidiary must be joined as a Borrower hereunder or, with Lender’s further and separate approval, become a Guarantor, in each case, on terms and conditions acceptable to Lender. Any such Subsidiary joined as a “Borrower” hereunder shall, as part thereof, (a) execute and deliver to Lender one or more Notes, if so requested by Lender; and (b) deliver such other documentation as Lender may request in connection with the foregoing, including evidence of insurance as required by this Agreement or the other Loan Documents, certified resolutions and other organizational and authorizing documents of such Subsidiary, and upon the request of Lender, favorable opinions of counsel to such Subsidiary (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above, all in form, content, and scope satisfactory to Lender; provided, however, that any document, agreement, or instrument executed or issued pursuant hereto shall be a “Loan Document” for purposes of this Agreement.

6.7              Fundamental Changes. Shall not (a) merge, Divide, reorganize, consolidate, or amalgamate with any Person or, in any such case, file any certificate in respect thereof, adopt a plan in regard thereto, or otherwise take any action in connection therewith, except a merger, Division or consolidation between (or among) Subsidiaries or between one or more Subsidiaries and a Borrower where that Borrower is the survivor thereof; (b) liquidate, wind up its affairs or dissolve itself, or file any certificate in respect thereof, adopt a plan in regard thereto, or otherwise take any action in connection therewith; (c) make any Acquisition, or file any certificate in respect thereof, adopt a plan in regard thereto, or otherwise take any action in connection therewith, except for (i) the acquisition of Inventory and Equipment (to the extent not prohibited hereunder) in the Ordinary Course and (ii) Acquisitions so long as no Default or Event of Default exists immediately prior to or after any such Acquisition and the disposition consideration with respect thereto does not exceed $25,000,000 for any single or individual Acquisition or (d) change its Federal Employer Identification Number.

6.8              Dispositions of Assets. Shall not make any Asset Disposition, or file any certificate in respect thereof, adopt a plan in regard thereto, or otherwise take any action in connection therewith, except for (i) the sale of Inventory in the Ordinary Course, (ii) the voluntary termination of Swap Agreements to which a Borrower or such Subsidiary is a party and (iii) other Asset Dispositions so long as no Default or Event of Default exists immediately prior to or after any such Asset Disposition and the disposition consideration with respect thereto does not exceed $25,000,000 for any single or individual Asset Disposition.

6.9              Change of Fiscal Year or Accounting Methods. Shall not change its Fiscal Year (and Fiscal Months and Fiscal Quarters corresponding thereto) or its accounting methods from those in effect on the Closing Date. As of the Closing Date, Borrowers’ Fiscal Year ends on December 31 of each calendar year.

6.10          No Further Negative Pledge. Shall not enter into or suffer to exist any agreement (other than any in favor of Lender) prohibiting or conditioning (i) the creation or incurrence of any Debt, or the guaranty thereof, or the prepayment of any Debt; (ii) the creation or assumption of any Lien, (iii) the payment of any dividend or distribution or the making of any other Restricted Payment or (iv) the amendment, modification, extension or renewal of any agreement evidencing any Funded Debt, including this Agreement and the other Loan Documents

7.                  FINANCIAL COVENANTS.

7.1              Financial Covenants. Borrowers covenant and agree that, from the date hereof and until the full and final payment and performance of all Obligations and the termination of this Agreement, Borrowers shall comply, or cause the Consolidated Companies to comply, with each of the following covenants:

(a)               Book Net Worth. As of any Fiscal Quarter end on which there is an outstanding principal balance of Revolver Loans, Borrowers shall not permit the Book Net Worth to be less than $275,000,000 (provided, however, such amount shall be reduced by the amount of the making of such Special Dividend).

(b)               Capital Expenditures. Borrowers shall not permit Capital Expenditures during any Fiscal Year, beginning with the Fiscal Year ending December 31, 2022, to exceed Fifty Million Dollars ($50,000,000) (calculated on a non-cumulative basis).

8.                  DEFAULT.

8.1              Events of Default. Each of the following shall constitute an Event of Default:

(a)               Payment. Any Borrower, any Subsidiary or any Credit Party shall fail to pay when due any principal of or interest on any Note, any fee or other amount due to Lender (or any Affiliate of Lender) whether hereunder or under any other Loan Document, or any of the other Obligations, and such failure shall continue for five (5) days; or

(b)               Covenant Defaults/No Grace. Any Borrower, any Subsidiary or any Credit Party shall default in the observance or performance of any agreement, covenant, or obligation contained in Section 6.2, Section 6.3, Section 7 or Section 8.

(c)               Covenant Defaults/Grace. Any Borrower, any Subsidiary or any Credit Party shall default in the observance or performance of any other agreement, covenant, or obligation contained in this Agreement or any other Loan Document, to the extent that such default is not otherwise specified elsewhere in this Section 9, and the breach of such agreement, covenant, or obligation shall not have been cured to Lender’s satisfaction within thirty (30) days after the sooner to occur of (i) any Senior Officer’s receipt of notice of such breach from Lender or (ii) the date on which such breach first became known to any Senior Officer; provided, however, that such notice and opportunity to cure shall not apply in the case of any default on an agreement, covenant, or obligation that is not capable of being cured at all or within such thirty (30) day period or that was a willful and knowing breach by a Borrower or such other party; or

(d)               Misrepresentations. Any representation or warranty made by a Borrower, any Subsidiary or any Credit Party in this Agreement or any other Loan Document, or in any certificate or report furnished in connection with this Agreement or any other Loan Document, shall prove to have been untrue, misleading or incorrect in any material respect when made; or

(e)               Other Defaults to Lender. Any Borrower, any Subsidiary or any Credit Party shall default in the observance or performance of any agreement, covenant, or any obligation that (i) is owed to Lender or any of Lender’s Affiliates and (ii) arose under any agreement other than a Loan Document, including any Hedge Agreement, but only if such default was not cured within any applicable cure period (if any) provided for such default in such agreement; or

(f)                Cross-Default. Either: (i) Any Borrower, any Subsidiary or any Credit Party shall fail to make any payment in respect of outstanding Debt (other than as described in clauses (a) or (e) above) having an aggregate outstanding principal amount in excess of the Applicable Threshold (if other than owing to Lender or any Affiliate of Lender) when due or after the expiration of any applicable grace or cure period, or (ii) any event, circumstance or condition shall occur that results in the acceleration of the maturity of such Debt (including, without limitation, any required mandatory prepayment or “put” of such Debt to any such Person) or that enables (or, with the giving of notice or passing of time or both, would enable) the holder(s) of such Debt or a commitment related to such Debt (or any Person acting on such holders’ behalf) to accelerate the maturity thereof or terminate any such commitment before its stated expiration (including, without limitation, any required mandatory prepayment or “put” of such Debt to such Person); or

(g)               Voluntary Proceedings. Any Borrower or any Subsidiary or any Credit Party shall (i) voluntarily dissolve, liquidate, or terminate operations or apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of such Person or of all or of a substantial part of its assets, (ii) admit in writing its inability, or be generally unable, to pay its Debts as such Debts become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the Bankruptcy Code, (v) file a petition seeking to take advantage of any other Debtor Relief Laws, or (vi) take any action for the purpose of effecting any of the foregoing; or

(h)               Involuntary Proceedings. Either (i) an involuntary case under the Federal Bankruptcy Code shall be filed against any Borrower or any Subsidiary or any Credit Party or any other involuntary petition or complaint shall be filed against any Borrower or any Subsidiary or any Credit Party under any other Debtor Relief Law seeking reorganization or the appointment of a receiver, custodian, trustee, intervenor, or liquidator of any Borrower or any Subsidiary or any Credit Party, of all or substantially all of its assets, shall be filed and such petition or complaint shall not have been dismissed within sixty (60) days of the filing thereof; or (ii) an order, order for relief, judgment, or decree shall be entered by any competent Governmental Entity approving or ordering any of the foregoing actions that shall not have been dismissed within sixty (60) days after the entry thereof; or

(i)                 Judgments. As to any Borrower, any Subsidiary or any Credit Party, there shall have been instituted: (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Applicable Threshold, to the extent not covered by independent third-party insurance as to which (A) the insurer is rated at least “A” by A.M. Best Company (or if not, such insurer is otherwise acceptable to Lender in its discretion), (B) the insurer has been notified of the potential claim and (C) the insurer does not dispute coverage, or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, of clauses (i) or clause (ii) above, (A) enforcement proceedings are commenced by any claimant upon such judgment or order, or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or (iii) any levy upon, or attachment, garnishment, or other seizure of, any property of any Credit Party by reason of the issuance of any tax levy, judicial attachment, garnishment, levy of execution or like proceeding; or

(j)                 ERISA. (i) An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of any Credit Party or any of its Subsidiaries or any ERISA Affiliate to a Pension Plan, Multiemployer Plan, or PBGC or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan; (ii) any Credit Party or any of its Subsidiaries or any ERISA Affiliate shall fail to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; (iii) any Plan or trust created under any Plan of any Credit Party or any of its Subsidiaries or any ERISA Affiliate shall engage in a non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) that would subject any such Plan, any trust created thereunder, any trustee or administrator thereof, or any party dealing with any such Plan or trust to any material tax or penalty on “prohibited transactions” imposed by Section 502 of ERISA or Section 4975 of the Code; or

(k)               Repudiation. Borrower, any Subsidiary or any Credit Party shall repudiate or revoke, or attempt to repudiate or revoke, its obligations (whether monetary or otherwise) under this Agreement, any Guaranty or other Loan Document, whether in whole or in part; or

(l)                 Disruption. There shall occur any disruption of any Borrower’s, any Subsidiary’s or any Credit Party’s business (whether because of strike, work stoppage, natural event or otherwise) or any change in the condition (financial or otherwise) of any Borrower, any

Subsidiary or any Credit Party that, in Lender’s opinion, in its discretion, could be expected have a Material Adverse Effect; or

(m)             Impairment; Challenge. Either (i) This Agreement or any other Loan Document shall cease to be in full force or effect for any reason (other than by a written waiver or release signed by Lender); or (ii) any Borrower, any Subsidiary of Borrower, any Guarantor or any other Credit party, or any Affiliate of any of them, shall challenge or contest in any action, suit or proceeding the validity or enforceability of this Agreement, or any of the other Loan Documents, the legality or enforceability of any of the Obligations or the perfection or priority of any Lien granted to Lender; or any of this Agreement or the other Loan Documents is otherwise terminated or rendered unenforceable without Lender’s prior written consent; or (iii) any Guarantor shall revoke or attempt to revoke the Guaranty Agreement signed by such Guarantor, or shall repudiate such Guarantor's liability thereunder or shall be in default under the terms thereof; or

(n)               Crimes. Any Borrower, any Subsidiary, any Credit Party or any Senior Officer of any thereof is criminally indicted or convicted for (i) a felony committed in the conduct of such Person’s business, or (ii) a violation of any state or federal law (including the Controlled Substances Act, the Money Laundering Control Act of 1986 or the Illegal Exportation of War Materials Act); or

(o)               Change in Control. The occurrence of any change in control.

8.2              Remedies. During the existence of any Default or Event of Default, Lender may, without notice to Borrowers and at its option, refuse to make Loans, issue Letters of Credit, or make other extensions of credit to Borrowers. During the existence of any Event of Default, Lender may at its option, in addition, to the exercise of such other rights and remedies that may be available to it under this Agreement, the other Loan Documents and Applicable Law, all of which shall be cumulative, take any or all of the following actions either directly or through one or more agents or sub-agents or otherwise:

(a)               Accelerate Payment. Lender may declare any or all Obligations (other than Obligations under any Swap Agreements between any Borrower and Lender or any Affiliate of Lender, all of which shall be due in accordance with and governed by the provisions of said Swap Agreements) to be immediately due and payable (if not earlier demanded) (provided, that, upon the occurrence of any Event of Default described in Sections 9.1(g) or 9.1(h), all Obligations shall automatically become immediately due and payable without necessity of any such demand or declaration), terminate its obligation to make Loans and other extensions of credit to Borrowers, bring suit against Borrowers, any Guarantor or any Credit Party to collect the Obligations, exercise any remedy available to Lender hereunder or at law, and take any action or exercise any remedy provided herein or in any other Loan Document or under Applicable Law.

8.3              Receiver. In addition to any other right or remedy available to it, Lender shall have the absolute right, during the existence of an Event of Default, to seek and obtain the appointment of a receiver to take possession of and operate and/or dispose of the business and assets of each Borrower and its Subsidiaries; and each Borrower hereby consents (for itself and on behalf of any Subsidiaries) to any such appointment and hereby waives any objection that such Borrower (or any such Subsidiary) may have thereto or the right to have a bond or other security posted by Lender in connection therewith.

8.4              Set Off. In addition to and not in limitation of all rights of set off or bankers lien that Lender or any of its Affiliates may have under Applicable Law, Lender and its Affiliates shall have the absolute right, during the existence of any Event of Default, to set off and apply any and all deposits of any type at such time held and any Debt owing by Lender or any of its Affiliates to or for the credit of or account of any Borrower against any and all of the Obligations.

9.                  MISCELLANEOUS.

9.1              No Waiver, Remedies Cumulative. No failure or delay on the part of Lender to exercise any right or remedy under this Agreement, any other Loan Document, or any Applicable Law shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy hereunder, under any other Loan Document or under any Applicable Law preclude any other or further exercise thereof by Lender or the exercise of any other right or remedy by Lender. The rights and remedies herein provided to Lender are cumulative and are in addition to any other rights and remedies provided to Lender by Applicable Law, under any other Loan Document, or otherwise. If any part of this Agreement or any other Loan Document is contrary to, prohibited by, or deemed invalid under any Applicable Law, such provision shall be inapplicable and deemed omitted to the extent that it is contrary, prohibited or invalid, but the remainder hereof or, as applicable, any other Loan Document shall not be invalidated thereby and shall be given effect so far as possible.

9.2              Survival of Representations. All representations and warranties made in this Agreement and the other Loan Documents shall survive the making of any extension of credit hereunder and the delivery of any Note, and shall continue in full force and effect until the full and final payment and performance of all Obligations and the termination of this Agreement.

9.3              Indemnity By Borrowers; Expenses. In addition to all other Obligations, the obligations and liabilities described in this Section 10.3 shall constitute Obligations and shall be in addition to, and cumulative with, any other indemnification provisions set forth herein or in any other Loan Document. Each Borrower agrees to defend, protect, indemnify, and hold harmless Lender and its Affiliates and all of its and their respective officers, directors, employees, attorneys, consultants, and agents from and against any and all losses, damages, liabilities, obligations, penalties, fines, fees, costs, and expenses (including, without limitation, attorneys’ fees, costs and expenses, and fees, costs and expenses for investigations and experts) incurred by such indemnitees, whether before or from and after the Closing Date, as a result of or arising from or relating to: (a) all legal, accounting, consulting, and other fees, costs, and expenses incurred by Lender or any of its Affiliates in connection with their due diligence effort and public records searches, recording fees, examinations, and investigations of the properties of the Credit Parties or any of their Subsidiaries and their respective operations), the negotiation, preparation, execution, performance of any of the Loan Documents or of any other document executed in connection with the transactions contemplated hereby or thereby, maintenance of the Loans and any Letters of Credit by Lender, and any and all amendments, modifications, waivers and supplements or additions of or to any of the Loan Documents, and any work-out or restructuring of the Obligations; (b) any suit, investigation, action, or proceeding by any Person (including a Borrower), whether threatened (in writing) or initiated, asserting a claim for any legal or equitable remedy against any Person under any statute, regulation, or common law principle, arising from or in connection with Lender’s making extensions of credit or furnishing funds to a Borrower under this Agreement; (c) Lender’s preservation, administration, and enforcement of its rights and remedies under this Agreement, the other Loan Documents and Applicable Law, including, without limitation, (i) all fees, costs of collection, attorneys’ fees and expenses of, or advances by, Lender that Lender pays or incurs (A) in discharge of any obligations of any Credit Party arising hereunder or under any other Loan Document, or (B) in connection with the appointment and administration of any receiver; (ii) the administration of and actions relating to this Agreement or the other Loan Documents and the transactions contemplated hereby and thereby; and (iii) subject to Section 6.5, as applicable, each inspection, with respect to any Borrower, any Guarantor, or any of their Subsidiaries, whether prepared by Lender's personnel or a third party; and (d) the fees and disbursements of legal counsel for Lender in connection with clauses (a), (b) and (c) above, whether any suit is brought or not and whether incurred at trial or on appeal; (e) any civil penalty or fine assessed by any Governmental Entity against Lender or any Affiliate of Lender and all costs and expenses (including, without limitation, attorneys’ fees) incurred in connection with the defense thereof by Lender or such Affiliate, as a result of Lender’s making extensions of credit hereunder, the acceptance of payments due under the Loan Documents or any Swap Agreement between any Credit Party and Lender or any of its Affiliates, or providing of any Bank Product; (f) any matter relating to the financing transactions contemplated by this Agreement and the other Loan, other than for such loss, damage, liability, obligation, penalty, fee, cost or expense arising from such indemnitee’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction by a final and non-appealable judgment binding on such indemnitee; (g) any liability for payment of any state documentary stamp taxes, intangible taxes, or similar taxes (including interest or penalties, if any) that may now or hereafter be determined to be payable in respect to the execution, delivery, or recording of any Loan Document or the making of any Loan, whether originally thought to be due or not, and regardless of any mistake of fact or law on the part of Lender (or its legal counsel) or any Borrower, any Guarantor, or any of their Subsidiaries with respect to the applicability of such tax; and (h) any payment made by Lender or any of its Affiliates with respect to any taxes or any other amount payable by any Borrower, any Guarantor, or any of their Subsidiaries required to be paid by the terms of this Agreement or any other Loan Document and that Lender in its discretion deems necessary to protect, preserve, insure or maintain the applicable Credit Party’s or Lender’s interests therein. Borrowers’ obligation for indemnification and reimbursement for all of the foregoing losses, damages, liabilities, obligations, penalties, fees, costs, and expenses of Lender or any of its Affiliates or any other Indemnitees shall be part of the Obligations, shall be due and payable by Borrowers on demand and shall survive termination of this Agreement; provided, however, that, any payment made or other action by Lender pursuant hereto or under any other Loan Document shall be without prejudice to any right or remedy of Lender, including the right of Lender to assert a Default or Event of Default to exist and to proceed accordingly in accordance with Section 9.2. Notwithstanding the foregoing, the indemnity provisions contained in this Section 9.3 shall not apply with respect to losses, damages, liabilities, obligations, penalties, fines, fees, costs, or expenses (including, without limitation, attorneys’ fees, costs and expenses, and fees, costs and expenses for investigations and experts described above) that (a) arise out of the conduct of parties other than Borrower or any Affiliate of Borrower and (b) do not result from any action or inaction of Borrower or any Affiliate of

Borrower. For the avoidance of doubt, the act of entering into this Agreement does not constitute conduct of Borrower for purposes of Sections 9.3(b), 9.3(d) and 9.3(e) above.

9.4              Notices. Any notice or other communication hereunder or under any other Loan Document to any party hereto or thereto shall be by hand delivery, overnight delivery via nationally recognized overnight delivery service, or registered or certified United States mail postage prepaid with return receipt requested, or by electronic communication, addressed to the party at its address specified below (or at any other address that any party may hereafter specify to the other parties in writing in accordance herewith):

Lender:	Regions Bank

1180 West Peachtree St. NW

Suite 1000

Atlanta, GA 30309

Attn: Assistant General Counsel

E-Mail Address : gerald.woods@regions.com

Borrower Representative:

Attn:
E-Mail Address:

Any party hereto may change the address at which it is to receive notices hereunder, by notice made in writing in the foregoing manner given to the other parties. All notices or demands sent in accordance with this Section 10.4, shall be deemed received on the earlier of the date of actual receipt or five (5) Business Days after the deposit thereof in the United States mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment), and (c) if any notice is not sent during the normal business hours of the recipient (which, for purposes hereof, unless otherwise set by the recipient, by notice to each party hereto, shall be between the hours of 9:00 am. and 5:00 p.m. such notice shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

9.5              Governing Law. This Agreement and the other Loan Documents shall be deemed contracts made under the laws of the Jurisdiction and shall be governed by and construed in accordance with the laws of the Jurisdiction (excluding its conflict of laws provisions if such provisions would require application of the laws of another jurisdiction) except insofar as the terms of such Loan Document expressly state that the law of a different jurisdiction shall govern such Loan Document.

9.6              Successors and Assigns. This Agreement and each other Loan Document shall be binding upon, and shall inure to the benefit of, Lender (and each Affiliate of Lender) and their respective successors and assigns, and each Credit Party that is a party hereto and thereto, and their respective successors and permitted assigns; provided, however, that neither any Borrower nor any other Credit Party may assign any of its rights, duties or obligations hereunder or under any other Loan Document without the prior written consent of Lender, and any such assignment made without such consent will be void ab initio in all respects; provided, further, however, that Lender may assign its rights, duties and obligations hereunder and under the other Loan Documents in accordance with Section 10.11. Neither this Agreement nor any other Loan Document is intended or shall be construed to confer any rights or benefits upon any Person other than the parties hereto and thereto and Lender’s Affiliates, as applicable, and there shall be no third party beneficiaries hereof or thereof, except for Lender’s Affiliates or as otherwise may be expressly so designated by Lender.

9.7              Counterparts; Electronic Signatures; Seals. This Agreement and any amendments, waivers and consents relating hereto, together with each of the Loan Documents, and any amendments, waivers or consents relating thereto, may be executed in any number of counterparts and by different parties hereto or thereto in separate counterparts, each of which when so executed and delivered shall be deemed an “original” and all of which when taken together shall constitute but one and the same instrument. Any signature delivered by a party hereto or to any amendment, waiver, or consent relating hereto or to any Loan Document by facsimile transmission or by electronic e-mail in Adobe Corporation’s Portable Document Format (or PDF) shall be deemed to be an “original” signature hereto or thereto. Any party delivering an executed counterpart of this Agreement or any other Loan Document by facsimile transmission or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement or such other Loan Document to each other party hereto or thereto but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement or such other Loan Document. If this Agreement or any other Loan Document provides for the imposition of a seal by any party hereto or thereto, the word ”seal” placed adjacent to the party’s name or signature shall by itself be sufficient evidence thereof.

9.8              No Usury. Regardless of any other provision of this Agreement, any Note, or any other Loan Document that may be to the contrary, if, for any reason the effective rate of interest payable hereunder or thereunder on any Obligation shall exceed the maximum lawful rate of interest under Applicable Law, the effective rate of interest payable hereunder or thereunder shall be deemed reduced to, and shall be, such maximum lawful rate of interest. Any amount paid to or collected by Lender as interest that would be in excess of the amount permitted by Applicable Law shall be deemed applied to the reduction of the principal balance of the Obligations in such order or manner as Lender shall determine consistent with the terms hereof or thereof and not to the payment of interest, but if such Obligations have been or are thereby paid in full, the excess shall be returned to the Person paying same, such application to the principal balance of the Obligations or the refunding of excess to constitute a complete settlement thereof. In determining whether the interest contracted for or charged or received by Lender in respect of any Obligation exceeds the maximum rate, Lender may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest; (b) exclude voluntary prepayments of principal, interest or fees and the effects thereof; and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.

9.9              Powers. All powers of attorney granted to Lender hereunder or under any other Loan Document are coupled with an interest and are irrevocable whether or not expressly so provided in the granting thereof.

9.10          Approvals; Amendments. If this Agreement or any other Loan Document calls for Lender’s approval or consent, such approval or consent may be given or withheld in the discretion of Lender unless otherwise specified herein. This Agreement and the other Loan Documents may not be modified, altered, waived or amended, except by an agreement in writing signed by each Borrower (or by Borrower Representative on behalf of each Borrower or Borrowers, collectively) and Lender, and may not be modified in any manner adverse to a counterparty to any secured or guaranteed Swap Agreement between any Borrower and Lender or any of its Affiliates without that provider’s prior written consent. In respect of this Agreement and each other Loan Document, each Borrower certifies that it has the right, power and authority to act as agent for its Subsidiaries and bind each of them accordingly hereto and thereto.

9.11          Participations and Assignments. Each Borrower, each Subsidiary and each other Credit Party acknowledges and agrees that Lender may at any time and from time to time sell participating interests in its rights hereunder and under the other Loan Documents in respect of one or more Loans to any one or more Persons (each, a “Participant”). Each Participant may exercise all rights of payment (including without limitation rights of set-off) with respect to the portion of such Loans or other Obligations payable hereunder held by it as fully as if such Participant were the direct holder thereof. In addition to the sale by Lender of participating interests, as provided hereinabove, each Borrower, each Subsidiary and each other Credit Party further acknowledges and agrees that Lender may sell, assign or transfer all or any part of its rights under this Agreement and the other Loan Documents to one or more Persons and one or more Persons may commit to make Loans or other financial accommodations hereunder as Lender’s assignee (each, a “Purchasing Lender”). Each Borrower, each Subsidiary and each other Credit Party hereby consents to the addition of such Purchasing Lender and the transfer of all or a portion of the rights, duties and obligations of Lender under this Agreement and the other Loan Documents in connection therewith and acknowledges and agrees that from and after the time on which such assignment is made, and to the extent thereof, each Borrower, each Subsidiary and each other Credit Party shall attorn directly to such Purchasing Lender, and Lender shall have no further duty or obligations to any Borrower, Subsidiary and other Credit Party in respect hereof or of any assigned Loan Document to the extent of such assignment. Each Borrower, each Subsidiary and each other Credit Party agrees to execute and deliver to Lender (or its designee) or such Purchasing Lender, as the case may be, such further documents and do such further acts and things as Lender or Purchasing Lender may request in order to effectuate the foregoing. Each Borrower, Subsidiary and other Credit Party authorizes Lender to disclose to any Participant or Purchasing Lender and any prospective Participant or Purchasing Lender any and all financial information in Lender’s possession concerning Borrowers, Subsidiaries and other Credit Parties that has been delivered to Lender by or on behalf of any Borrower, Subsidiary or other Credit Party pursuant to this Agreement or any other Loan Document or otherwise generated in connection with Lender’s credit evaluation of Borrowers, Subsidiaries and other Credit Parties, and ongoing loan administration pursuant hereto. Nothing contained herein, however, shall limit in any way the right of Lender to assign all or a portion of the Loans owing to it from time to time to any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of

Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank in regard thereto.

9.12          Waiver of Certain Defenses. To the fullest extent permitted by Applicable Law, upon the occurrence of any Event of Default, and during its continuation, neither any Borrower nor any Subsidiary nor any other Credit Party or anyone else claiming by or under such Borrower or any such Subsidiary or any such Credit Party will claim or seek to take advantage of any Applicable Law requiring Lender to attempt to realize upon any collateral offered by any Guarantor, or any appraisement, evaluation, stay, extension, homestead, redemption, or exemption laws now or hereafter in force to prevent or hinder the enforcement of this Agreement or any other Loan Document. Each Borrower, for itself and each Subsidiary, each other Credit Party and all other Persons who may at any time claim through or under such Borrower or any such Subsidiary, such Credit Party or such other Person hereby expressly waives to the fullest extent permitted by Applicable Law the benefit of all such laws. All rights of Lender and all obligations of each Borrower and its Subsidiaries and all other Credit Parties hereunder and under the other Loan Documents shall be absolute and unconditional, irrespective of (a) any change in the time, manner, or place of payment of, or any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any provision of the Loan Documents, (b) any exchange, release, or non-perfection of any other collateral given as security for the Obligations, or any release or amendment or waiver of or consent to departure from any guaranty for all or any of the Obligations, or (c) any other circumstance that might otherwise constitute a defense available to, or a discharge of, a Borrower, any Subsidiary, any other Credit Party or any third party, other than payment and performance in full of the Obligations and the termination of this Agreement in connection therewith.

9.13          Additional Provisions. Time is of the essence of this Agreement and the other Loan Documents. No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by reason of such party having or being deemed to have structured, drafted or dictated such provision. If this Agreement or any other Loan Document contains any blank spaces, such as for amounts or dates, Borrowers hereby authorize Lender to complete any such blank spaces according to the terms upon which the transactions contemplated hereby or thereby were contemplated. Borrowers acknowledge that they have been advised by legal counsel (or were provided the opportunity to do so, but elected otherwise) in connection with the execution of this Agreement and the other Loan Documents and, in any event, may not rely, and they are not relying, upon any advice of any legal counsel representing Lender. If any payment is made by Lender (or its Affiliates) in error (whether known to the recipient or not) or if a Borrower or other Credit Party is not otherwise entitled to receive such funds at such time of such payment or from such Person in accordance with the Loan Documents, then, such Borrower or other Credit Party shall forthwith on demand repay to Lender the portion of such payment that was made in error (or otherwise not intended (as determined by Lender) to be received) in the amount made available by Lender (or its Affiliate) to such Borrower or other Credit Party. Each Borrower and each Credit Party waives the “discharge for value” defense in respect of any such payment.

9.14          Integration; Final Agreement. This Agreement and the other Loan Documents, together with all other instruments, agreements, and certificates executed by the parties in connection therewith or with reference thereto, embody the entire understanding and agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and inducements, whether express or implied, oral or written. There are no unwritten oral agreements between the parties. Any promises, representations, warranties or guarantees not herein contained or in any other Loan Document and hereinafter made shall have no force and effect unless in writing, and signed by the respective officers of the party making such promises, representations, warranties, or guarantees. Neither this Agreement nor any other Loan Document nor any portion or provisions hereof or thereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged, as provided in Section 10.10.

9.15          LIMITATION ON LIABILITY; WAIVER OF PUNITIVE DAMAGES. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER, FOR ITSELF AND ON BEHALF OF EACH SUBSIDIARY, AND EACH OTHER CREDIT PARTY, BY ITS EXECUTION HEREOF OR OF ANY OTHER LOAN DOCUMENT LENDER BY ITS ACCEPTANCE HEREOF, AND ANY AFFILIATE OF LENDER, AGREES THAT, IN ANY JUDICIAL, MEDIATION, OR ARBITRATION PROCEEDING OR ANY CONTROVERSY, CLAIM, DISAGREEMENT OR DISPUTE BETWEEN OR AMONG THEM THAT MAY ARISE OUT OF OR BE IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE LOAN DOCUMENTS, OR ANY OTHER AGREEMENT OR DOCUMENT BETWEEN OR AMONG THEM OR THE OBLIGATIONS EVIDENCED HEREBY OR RELATED HERETO, OR ANY BREACH THEREOF OR DEFAULT THEREUNDER, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS (OR INACTION) OF ANY PARTY WITH RESPECT HERETO (EACH OF THE FOREGOING CALLED HEREIN AND IN SECTION 10.17 A “DISPUTE”), IN NO EVENT SHALL ANY PARTY HAVE A REMEDY OF, OR BE LIABLE TO THE OTHER FOR, (A) INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES OR (B) PUNITIVE OR EXEMPLARY DAMAGES. EACH OF THE PARTIES HERETO HEREBY EXPRESSLY WAIVES ANY RIGHT OR CLAIM TO (A) INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES OR (B) PUNITIVE OR EXEMPLARY DAMAGES THEY MAY HAVE OR WHICH MAY ARISE IN THE FUTURE IN CONNECTION WITH ANY DISPUTE, REGARDLESS OF WHETHER THE DISPUTE IS RESOLVED BY ARBITRATION, MEDIATION, JUDICIALLY, OR OTHERWISE

9.16          WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER, FOR ITSELF AND ON BEHALF OF EACH SUBSIDIARY, AND EACH OTHER CREDIT PARTY, BY ITS EXECUTION HEREOF OR OF ANY OTHER LOAN DOCUMENT, AND LENDER, BY ITS ACCEPTANCE HEREOF, AND EACH AFFILIATE OF LENDER KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT EACH MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH ANY DISPUTE. THIS PROVISION IS A MATERIAL INDUCEMENT TO LENDER TO ENTER INTO AND ACCEPT THIS AGREEMENT. EACH OF THE PARTIES AGREES THAT THE TERMS HEREOF SHALL SUPERSEDE AND REPLACE ANY PRIOR AGREEMENT RELATED TO ARBITRATION OF DISPUTES BETWEEN THE PARTIES CONTAINED IN ANY LOAN DOCUMENT OR ANY OTHER DOCUMENT OR AGREEMENT HERETOFORE EXECUTED IN CONNECTION WITH, RELATED TO OR

BEING REPLACED, SUPPLEMENTED, EXTENDED OR MODIFIED BY, THIS AGREEMENT.

9.17          Submission to Jurisdiction; Venue.

(a)               UNLESS AND EXCEPT TO THE EXTENT OTHERWISE INSTITUTED OR APPROVED BY LENDER, ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF GEORGIA IN COBB COUNTY OR THE STATE OF ALABAMA IN JEFFERSON COUNTY OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF GEORGIA OR THE NORTHERN DISTRICT OF ALABAMA, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH BORROWER IRREVOCABLY ACCEPTS FOR ITSELF AND EACH SUBSIDIARY AND IN RESPECT OF ITS AND EACH SUBSIDIARY’S PROPERTY, AND EACH OTHER CREDIT PARTY BY ITS EXECUTION OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, IN EACH CASE, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS, AND AGREES TO BE BOUND BY THE OTHER PROVISIONS SET FORTH IN THIS SECTION 10.18. EACH BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SET OUT FOR NOTICES PURSUANT TO SECTION 10.4, SUCH SERVICE TO BECOME EFFECTIVE FIVE (5) BUSINESS DAYS AFTER THE DATE OF SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW OR TO COMMENCE LEGAL PROCEEDINGS OR TO OTHERWISE PROCEED AGAINST ANY BORROWER OR ANY OTHER CREDIT PARTY IN ANY OTHER JURISDICTION.

(b)               EACH BORROWER FOR ITSELF AND EACH SUBSIDIARY AND EACH OTHER CREDIT PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION THAT IT OR SUCH SUBSIDIARY OR SUCH CREDIT PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN SUBSECTION (A) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES FOR ITSELF AND EACH SUBSIDIARY NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

9.18          Credit Inquiries. Each Borrower, for itself and on behalf of each Subsidiary, hereby authorizes and permits Lender, at its discretion and without any obligation to do so, to respond to credit inquiries from third parties concerning such Borrower or any of its Subsidiaries.

9.19          Information. Nothing in this Agreement or in any other Loan Document shall prevent Lender from disclosing confidential information provided by any Borrower, any Subsidiary or any other Credit Party from time to time (a) to any of Lender’s Affiliates, or any of

Lender’s or any of its Affiliates’ officers, directors, employees, agents, or advisors, (b) to any other Person if incidental to the administration of the agreements made herein, (c) as required by any law, rule, or regulation, (d) upon the order, request or demand of any Governmental Entity; (e) that is or becomes available to the public or that is or becomes available to Lender other than as a result of a disclosure by Lender otherwise prohibited by this Agreement, (f) in connection with any litigation to which Lender or any of its Affiliates may be a party, whether to defend itself, reduce its liability, protect or exercise any of its claims, rights, remedies or interests under or in connection with the Loan Documents or any Swap Agreements, or otherwise, (g) to the extent necessary in connection with the exercise of any right or remedy under this Agreement or any other Loan Document, and (h) to any actual or proposed Participant or Purchasing Lender, including any potential Participant or Purchasing Lender. Each Borrower, for itself and each Subsidiary, hereby authorizes Lender to use such Borrower’s and/or such Subsidiary’s name, trade name, logos and other insignia and the type, amount and purpose of any Credit Facility provided hereunder in any “tombstone” or comparable advertising, on its website or in other of Lender’s marketing materials.

9.20          No Tax Advice. Each Borrower hereby acknowledges and agrees that, with respect to all tax and accounting matters relating to this Agreement, the other Loan Documents, or the transactions contemplated herein and therein, it has not relied on any representations made, consultation provided by, or advice given or rendered by Lender or Lender’s representatives (including Lender’s legal counsel), agents, or employees; and, instead, each Borrower has sought, and relied upon, the advice of its own tax and accounting professionals (including legal counsel) with respect to all such matters, or otherwise elected to proceed without the benefit of such advice.

9.21          No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby and by any Loan Document, each Borrower and each other Credit Party acknowledges and agrees that (a) (i) the Credit Facility evidenced by this Agreement and any related arranging or other services by Lender, any of its Affiliates, or any arranger are arm's-length commercial transactions between such Borrower and such Persons; (ii) each Borrower and other Credit Party has consulted its own legal, accounting, regulatory, and tax advisors to the extent such Borrower and other Credit Party has deemed appropriate; and (iii) each Borrower and other Credit Party is capable of evaluating and understanding, and understands and accepts, the terms, risks, and conditions of the transactions contemplated by this Agreement and the other Loan Documents; (b) Lender, its Affiliates, and any arranger is and has been acting solely as a principal in connection with this Credit Facility, is not the financial advisor, agent, or fiduciary of, to, or for each Borrower or any other Credit Party or any other Person and has no obligation with respect to the transactions contemplated by this Agreement and the other Loan Documents except as expressly set forth herein or therein; and (c) Lender, its Affiliates, and any arranger may be engaged in a broad range of transactions that involve interests that differ from the Credit Parties and their Affiliates and have no obligation to disclose any of such interests to any Credit Party or any such Affiliate. To the fullest extent permitted by Applicable Law, each Borrower for itself and on behalf of each Subsidiary, and each other Credit Party hereby waives and releases any claims that it may have against Lender, its Affiliates, and any arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Agreement or any other Loan Document.

9.22          Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by or on behalf of Borrower or any other Credit Party, or the transfer to Lender of any property of Borrower or any other Credit Party (including through setoff) should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), or if Lender or any Affiliate of Lender is otherwise required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the advice of its legal counsel, then, as to any such Voidable Transfer, or the amount thereof that such Persons, or any of them, is required or elects to repay or restore, and as to all costs, expenses, and attorneys' fees of such Persons related thereto, the liability of Borrowers and each other Credit Party automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made, to the extent thereof. If, prior to any of the foregoing, any provision of this Agreement or any other Loan Document shall have been terminated or cancelled, Lender’s Liens, or such provision of this Agreement or any other Loan Document, shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligation of any Borrower or other Credit Party in respect of such liability .

9.23          Injunctive Relief. Each Borrower and each other Credit Party recognizes that if such Borrower or such Credit Party fails to perform, observe or discharge any of its obligations or liabilities under this Agreement or any other Loan Document, any remedy at law may prove to be inadequate relief to Lender and, therefore, Lender, if Lender so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages to Lender are not an adequate remedy.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed under seal as of the day and year first above written.

BORROWER:
STURM, RUGER & COMPANY, INC.
[SEAL]

By:	/S/ Christopher J. Killoy
Name:	Christopher J. Killoy
Title:	President & CEO

By:	/S/ Thomas A. Dineen
Name:	Thomas A. Dineen
Title:	Sr. Vice President & CFO

LENDER:
REGIONS BANK

By:	/S/ Tom Buda
Name:	Tom Buda
Title:	Managing Director